As filed with the Securities and Exchange Commission on February 2, 1998
                                                      Registration No. 333-39745

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              ---------------------
                                   FORM SB-2/A
                               Amendment No. 2 to
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              ---------------------

                           COMTELCO INTERNATIONAL INC.

                   (Name of Small Business Issuer in Charter)

                           ---------------------------

         Delaware                          3661                  13-3972779
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                           ---------------------------

                           ComTelco International Inc.
                              Hechtackerstrasse 41
                                     CH-9014
                             St. Gallen, Switzerland
                               011 41 71 278 86 33

               (Address, including zip code, and telephone number,
            including area code, of registrant's executive offices)

                           ---------------------------

              Roland Steiner, President and Chief Executive Officer
                           ComTelco International Inc.
                              Hechtackerstrasse 41
                                     CH-9014
                             St. Gallen, Switzerland
                               011 41 71 278 86 33
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           ---------------------------

                                 With copies to:

                             Walter M. Epstein, Esq.
                      Rubin Baum Levin Constant & Friedman
                              30 Rockefeller Plaza
                               New York, NY 10112
                                 (212) 698-7700

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement
                           ---------------------------

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. |x|


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

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. |_|

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                           ---------------------------

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until such Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


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

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION DATED ________ __, 1997

                                   PROSPECTUS

                           COMTELCO INTERNATIONAL INC.

                                2,000,000 Shares
                                  Common Stock

                           ---------------------------

      This Prospectus relates to 2,000,000 presently outstanding shares (the "Shares") of common stock, par value $.00001 per Share ("Common Stock"), of ComTelco International Inc., a Delaware corporation ("ComTelco" or the "Company") which are being offered for sale by certain selling stockholders (the "Selling Stockholders"). See "Selling Stockholders."

      The Company will not receive any of the proceeds from the sales of the Shares by the Selling Stockholders. The Shares may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

      The Selling Stockholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Act"). If any broker-dealers are used by the Selling Stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Shares as principals, any profits received by such broker-dealers on the resales of the Shares, may be deemed to be underwriting discounts or commissions under the Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Shares offered by the Selling Stockholders will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Shares will be borne by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Act.

      The Shares offered by this Prospectus may be sold from time to time by the Selling Stockholders or by their transferees, pledgees, donees or other successors in interest. No underwriting arrangements have been entered into by the Company or, to the Company's knowledge, the Selling Stockholders. The distribution of the Shares by the Selling Stockholders may be effected in one or more transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of the Shares.


      The Company intends to have the Common Stock quoted on the NASD OTC Bulletin Board (the "Bulletin Board") under the proposed symbol "CMTE".


      Unless otherwise specifically provided, all currency amounts in this document are expressed in United States dollars and are preceded by "$".

                           ---------------------------

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH
             DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                           ---------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

                The date of this Prospectus is ___________, 199_.

--------------------------------------------------------------------------------

      Unless the context otherwise requires, all references to the "Company" contained in this Prospectus refer to ComTelco International Inc., a Delaware corporation ("ComTelco"), and its wholly-owned subsidiaries: ComTelco (Deutschland) GmbH, a German corporation incorporated in September 1994 ("ComTelco Germany"); ComTelco Softwarevertriebs-GmbH, an Austrian corporation incorporated in November 1995 ("ComTelco Austria"), ComTelco Vertriebs AG, a Swiss corporation incorporated in February 1997 ("ComTelco Vertriebs"), and ComTelco Research AG, a Swiss corporation incorporated in February 1997 ("ComTelco Research"). (ComTelco Germany, ComTelco Austria, ComTelco Vertriebs and ComTelco Research are collectively referred to as the "Subsidiaries"). For purposes of the Company's financial information contained herein, ComTelco and its four Subsidiaries are treated on a consolidated basis unless the context otherwise requires.

                               PROSPECTUS SUMMARY

      The following summary information is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and, accordingly, should be read in conjunction with such information, financial statements and notes. Each prospective investor is urged to read this Prospectus in its entirety.

                                   The Company

      The Company designs, develops, manufactures and markets integrated hardware and software products designed to enable users to monitor, manage and integrate their telecommunications activities to achieve greater efficiency and cost savings. The Company's products, which consist of telemanagement and computer telephony systems, connect to and interface with most modern private branch exchange switches ("PBXs"), as well as client/server computer networks, and are able to process all modes of communication conducted through PBXs. PBXs are telephone switches or switch boards through which incoming and outgoing voice and data communications are directed. Telemanagement is the logging and accounting of and generation of reports on all communications, voice or data, including facsimile, which are transmitted over an organization's PBXs in one or multiple locations. The Company's telemanagement systems consist of single and multi-site call accounting, billing and cost distribution systems. The Company's computer telephony systems incorporate the functionality of telephones with networked computer workstations. These systems presently consist of personal computer ("PC") screen-based telephone dialing and faxing systems. All of the Company's products are modular and scalable, enabling them to be integrated to form a more complete telecommunications management system.


      The Company's target market consists of corporations and other organizations which are connected to external communications lines via one or more PBXs. Presently, the Company's end-user customer base exceeds 3,500 installations, primarily located in Central Europe. The majority of the Company's revenue has been generated from the sale of telemanagement systems. For the nine months ended November 30, 1997, approximately 55% of the Company's net sales were derived from the sale of telemanagement systems and approximately 17% of the Company's net sales was attributable to the sale of computer telephony products. The balance of the Company's net sales for the period represented product updates and service and installation. The Company launched the sale of its computer telephony products during the year ended February 28, 1997 and anticipates a shift in its product mix in favor of these products in subsequent periods.


      The Company sells its products and systems to four primary buyers/distributors: to original equipment manufacturers ("OEMs"), to value-added resellers ("VARs"), to telecommunications service providers and, on a selective basis, to end-users. Representative customers of the Company include: OEMs such as Ericsson (Austria) GmbH, Ericsson Schweiz AG, Alcatel (Austria) GmbH, Alcatel Schweiz AG, Philips Schweiz AG, Matra S.A., DeTeWe Deutsche Telefonwerke GmbH; VARs such as GFT Genossenschaft fuer Telekommunikation, EgTel Einkaufsgenossenschaft Telekommunikation, Slit Telematique S.A., Kapsch Telekommunikationssysteme GmbH, Siemens (Austria) AG and Siemens Schweiz AG; telecommunication service providers such as Swisscom AG and the National Telephone Company of Austria ("Austrian PTT"); and end-users such as Credit Suisse, Zuercher Kantonalbank (Zurich State Bank) and UNICEF.

      The Company's telemanagement systems (call accounting), of which there are presently four models, are comprised of proprietary hardware which monitors communications transmitted through the user's PBXs. The recorded data is then transmitted via an interface to the user's PC or client/server network containing the Company's proprietary software. Reports can then be generated directly from the PC terminals. Depending on the model, the Company's telemanagement systems can process transmissions carried by single or multiple telecommunication service providers and for users with up to 999 independent company structures and up to 999 PBXs per company. As such, these systems can and are being utilized by small companies with few employees as well as large multinational companies with numerous branch offices.

      The Company's computer telephony systems, presently consisting of PC screen-based telephone dialing, faxing and cellular massaging systems, are comprised of proprietary hardware and PC-resident proprietary software. These systems allow users to dial

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

telephone numbers or send facsimiles over the Internet directly from their PC screen from within any Windows(R) application, enabling them to utilize all telephone and facsimile numbers accessible through their PC. The systems include least-cost routing of transmissions which are designed to ensure that the communication is routed in the cheapest manner available at the particular time for the particular destination. Such routing may occur, for example, via a leased communication line, the Internet or independent carriers.

      The Company has also developed, and is currently in beta phase testing of, a workstation-based telephone call recording system which permits users to digitally record telephone conversations automatically or selectively. Under beta phase testing, field customers which generally receive the products at a discounted price or free of charge, test the products for their usability, stability, reliability and for the existence of any faults or errors. The Company anticipates that, subject to satisfatory beta phase testing, its telephone call recording system will be ready for sale approximately in August 1998. The Company's telephone call recording system is designed to store recorded conversations in a Windows(R) format, allowing the files to be reused in any multimedia application, transmitted via e-mail or stored for later reference. The recording system is designed to be installed in workstations on a selective basis without incurring costs associated with installing larger centralized systems. The Company intends to develop additional computer telephony systems which can be integrated with the Company's telemanagement systems to enable users to communicate in a more efficient and cost-effective manner.

Organization

      ComTelco and its Subsidiaries were founded by Mr. August Steiner, the Company's Chairman of the Board of Directors and majority stockholder. In September 1994 and November 1995, Mr. August Steiner founded ComTelco Germany and ComTelco Austria, respectively, to provide marketing and other services for MDE AG ("MDE"), a Swiss corporation primarily engaged in the sale of medical equipment. Mr. August Steiner owns the majority of the stock of MDE, and Messrs. Roland Steiner, the Company's Chief Executive Officer and President, and Ramon Inauen, the Company's Chief Operating Officer, own minority interests in MDE. In December 1996, Mr. August Steiner purchased from MDE assets primarily consisting of software and hardware development. The purchase price for the assets was approximately $5,200,000, which amount represented MDE's cost of acquiring and/or developing the assets. In February 1997, Mr. August Steiner founded ComTelco Vertriebs and ComTelco Research and contributed to such companies substantially all of the assets purchased from MDE, which assets presently comprise substantially all of the Company's software and hardware development assets. ComTelco was founded in Delaware on February 27, 1997. As of February 28, 1997, the Subsidiaries became wholly-owned subsidiaries of ComTelco in a transaction pursuant to which Mr. August Steiner purchased 2,500,000 shares of Common Stock from ComTelco in exchange for all of the outstanding equity interests in each of the four Subsidiaries.


      As of February 28, 1997, ComTelco issued 2,000,000 shares of Common Stock to Interfinance Inv. Co. Ltd., a Hong Kong corporation ("Interfinance"), in consideration of $4,000,000, the par value of which shares ($20) was paid in cash and the balance of which was paid by delivery of a Promissory Note due on February 28, 1998, in the principal amount of $3,999,980 (the "Interfinance Note"). The Interfinance Note bears interest at 5.8% per annum and is secured by a pledge to ComTelco of the shares of Common Stock issued to Interfinance. Under the terms of the pledge agreement, the shares are subject to release of the Company's security interest ratably upon partial repayment of the Interfinance Note. As of November 30, 1997, Interfinance has repaid $1,505,000 of the principal amount of, and $50,000 of accrued interest on, the Interfinance Note from funds received from purchasers of a portion of its shares. As a condition to the sale of the shares to Interfinance, the Company entered into a Registration Rights Agreement dated as of February 28, 1997, pursuant to which the Company agreed to register such shares for resale under the Securities Act. Except as described above, the Company has no relationship with Interfinance or its principals. See "Selling Stockholders and Plan of Distribution."


      The Company's corporate offices are located at Hechtackerstrasse 41, CH-9014, St. Gallen, Switzerland. The Company's telephone number is 011-41-71-278-86-33.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering

Common Stock Offered by Selling Stockholders...  2,000,000 shares

Common Stock Presently Outstanding(1)..........  4,500,000 shares

Risk Factors...................................  The shares of Common Stock offered hereby involve a high
                                                 degree of risk and should be
                                                 purchased only by persons who
                                                 can afford to sustain the loss
                                                 of their entire investment. See
                                                 "Risk Factors."

Use of Proceeds................................  The Company will not receive any proceeds from the sale of
                                                 the Shares offered hereby.


Proposed Bulletin Board Trading Symbol(2)......  CMTE


----------

(1) Includes the 2,000,000 presently outstanding Shares being offered by the Selling Stockholders.

(2) There is currently no market for the Common Stock and there can be no assurance that a market for the Common Stock will develop after the Offering. The Company intends to apply for quotation of the Common Stock on the Nasdaq SmallCap Market. There can be no assurance, however, that such application for listing will be approved, or if approved, will be maintained. See "Risk Factors--Absence of Public Market; Risks of Low-Priced Securities; Potential Volatility of Stock Price."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                             Summary Financial Data

      The following table sets forth summary historical financial data for the Company for the years ended February 28, 1997, and 1996, as well as for the nine month periods ended November 30, 1997 and 1996. The historical financial data are derived from the Consolidated Financial Statements included elsewhere in this Prospectus. The summary historical financial data should be read in conjunction with the Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                      Nine Months Ended
                                                         November 30,                  Year Ended February 28,
                                                   1997              1996              1997              1996
                                                -----------       -----------       -----------       -----------
                                                         (Unaudited)
Statement of Operations Data:
Revenue: ..................................     $ 1,304,584       $   265,012       $   292,131       $         0
Operating Expenses:
   Research and development ...............         386,688                --            57,574                --
   Marketing and Selling Expense ..........         458,493                --                --                --
   Depreciation and Amortization ..........          46,978             6,138             7,685             2,922
   General and Administrative Expense .....         985,830           314,394           348,923            57,096
Total operating expenses ..................       1,877,989           320,532           414,182            60,018
(Loss) from Operations ....................      (1,555,513)         (139,827)         (210,479)          (60,018)
Interest income ...........................         148,944               149               149                 9
Other Income (Expense) ....................         (34,095)              504              (437)            1,215
Net (Loss) ................................      (1,440,664)         (139,174)         (210,767)          (58,794)
Net Loss per share ........................           (0.52)            (0.06)            (0.08)            (0.02)
                                                -----------       -----------       -----------       -----------
Shares used in computing net loss per share       2,749,164         2,500,000         2,500,000         2,500,000

                                             November 30, 1997                    February 28, 1997
                                             -----------------                    -----------------
                                                (Unaudited)
Balance Sheet Data:

Working Capital                                 $   712,237                         $ 1,751,958
Total Assets                                      6,400,186                           6,700,187
Current Liabilities                                 966,718                              78,328
Long-term Liabilities                                    --                                  --
Accumulated Deficit                              (1,721,923)                           (281,259)
Stockholders' Equity                              5,433,468                           6,621,859


----------

(1) Net loss per common share is computed based upon the weighted average number of shares of Common Stock outstanding during the periods. The net loss calculations give retroactive recognition to the issuance of 2,500,000 of the Company's shares of Common Stock in exchange for all of the outstanding equity interests in the Company's Subsidiaries.


--------------------------------------------------------------------------------

                                  RISK FACTORS

      This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

Limited Operating History; Net Losses


      The Company has incurred net losses since inception. For the fiscal years ended February 29, 1996 and February 28, 1997, the Company incurred net losses from operations of $60,018 and $210,479, respectively. The Company's accumulated deficit as of November 30, 1997 was $1,721,923. The Company's limited operating history, as well as the Company's recent expansion into the computer telephony business, makes the prediction of future operating results unreliable. There can be no assurance that the Company will achieve profitability in the future. The Company's prospects must be considered in light of the risks encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets. Future operating results will depend on many factors, including the demand for the Company's products, the level of product and price competition, the Company's success in attracting and retaining motivated and qualified personnel, the ability of the Company to develop and market new products and services and control costs, the acceptance and profitability of new products the Company may introduce, and general economic conditions. Operating results for future periods are subject to numerous uncertainties, and there can be no assurance that the Company will attain or sustain profitability on an annual or quarterly basis or otherwise be successful in addressing such uncertainties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Capital Requirements; Need for Additional Financing

      In order to maintain its competitive position and to meet increasing demands for providing quality products at competitive prices, the Company seeks to expand both its product offerings and the geographic areas of business and conducts an ongoing research and development program. Based on its plan of operation, the Company believes that its existing resources, including the proceeds which the Company expects to receive upon repayment of the balance of the Interfinance Note, will be sufficient to fund the Company's operations at least for the next 12 months. The Company may, however, need to raise additional capital from public or private equity or debt sources in order to finance its plan of operation. In addition, the Company may need to raise additional funds in order to take advantage of unanticipated opportunities, including more rapid international expansion or investments in, or strategic alliances with, companies that are complementary to the Company's current operations, or to develop new products or otherwise respond to unanticipated competitive pressures. The Company's capital requirements may vary materially from those now planned due to a number of factors, including the rate at which the Company can produce its products, the success of the Company in marketing and selling its products, the ability of the Company to develop new products in an efficient and timely manner, the competitive position of the Company's products, and the response of competitors to the Company's products. Also, should Interfinance fail to pay the Interfinance Note when due, the Company will need additional capital. There can be no assurance that additional financing will be available when needed on terms acceptable to the Company, or at all. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to limit its operations significantly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Risks Associated with International Operations; Currency Fluctuations

      Substantially all of the Company's business is conducted outside the United States of America. There are certain risks inherent in doing business in international markets, including tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, longer accounts receivable payment cycles, political instability, expropriation, nationalization and other political risks, foreign exchange controls, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity, subjection to multiple taxation regimes and potentially adverse tax consequences, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

      The Company publishes its consolidated financial statements in United States Dollars. However, all or substantially all of the Company's revenues and expenses are denominated in currencies other than the United States Dollar. The functional currencies for the Company's operations are primarily the United States Dollar, the Swiss Franc, German Mark and Austrian Shilling. Certain of the Company's operations record revenues in one currency while incurring costs in different currencies. This currency imbalance has resulted, and may continue to result, in foreign currency transaction gains and losses. Further, the Company is subject to risks of currency exchange to the extent of currency fluctuations between the United States Dollar and other currencies in which the Company transacts its business. Currently, the Company does not actively hedge against exchange rate fluctuations, although it may elect to do so in the future. Accordingly, changes in exchange rates may have a material adverse effect on the Company's net sales, cost of goods sold, gross margin and net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

Intense Competition; Pricing Pressure

      The Company's business is characterized by intense competition, a trend of declining average selling prices and performance enhancements of competing products. The Company expects that competition will continue to be intense and may increase from current or future competitors. In sales of telemanagement (call accounting) systems, the Company competes primarily with Mer Telemanagement, Inc. (Israel), Mind Systems Ltd., (Israel), Ring Master Pty. Ltd. (Ireland), Soffing B.V. (Luxembourg), Moscom Corporation (USA) and Telco Research, Inc. (USA), as well as numerous smaller regional competitors. In sales of computer telephony products, the Company's main competitors are CTI Vision Ltd. (United Kingdom), CTI Data Solutions, Inc. (USA), Callware Technologies, Inc. (USA), Access Networking GmbH (Austria), Integro Advanced Computer Systems
(USA), Derlinda, Inc. (USA), Phonetastic Corporation (USA) and Dr. Neuhaus (Germany).

      Many of the Company's current and potential competitors have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and larger customer bases, than the Company. These competitors may respond more effectively to new or emerging technologies and changes in customer requirements. There can further be no assurance that one or more of the Company's customers or suppliers will not develop competitive technology internally, thereby eliminating either the need to obtain products from the Company or the willingness to provide products to the Company. The Company expects to continue to experience increased competition and significant price reductions, which could result in decreased gross margin, loss of market share and lack of acceptance of the Company's products. In the event of significant price competition in the market for the Company's products, the Company believes that it must successfully develop and introduce on a timely basis new products or products that incorporate new features that can be sold at gross margins comparable to those on existing products. To the extent that such new products are not developed in a timely manner, do not achieve customer acceptance, or do not generate comparable gross margins, the Company's profitability may decline. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company s business, financial condition and results of operations. See "Business--Marketing, Sales and Distribution" and "Business--Competition."

Rapid Technological Change

      The market for the Company's products is characterized by rapidly changing technology and frequent new product introductions. The Company's success will depend to a substantial degree on its ability to develop and introduce in a timely manner new products and improvements that meet changing customer requirements and emerging industry standards. The development of new, technologically advanced products and improvements is a complex and uncertain process requiring high levels of innovation as well as the anticipation of technology and market trends. There can be no assurance that the Company will be able to identify, develop, manufacture, market, sell, or support new products and improvements successfully, that new products or improvements will achieve market acceptance, or that the Company will be able to respond effectively to technology changes, emerging industry standards or product announcements by competitors. New product announcements by the Company could cause its customers to defer purchases of existing products or cause distributors to request price protection credits or stock rotations. The Company's telemanagement and computer telephony systems are designed for use by users which are connected to external communications via one or more PBXs. Technological changes could result in reduced industry utilization of PBXs as a means of communication or even PBX obsolence. Any of the foregoing events could have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on Telemanagement Products; New Product Lines


      Approximately 56% of the Company's net sales for the fiscal year ended February 28, 1997 were derived from the sale of telemanagement systems. For the nine-month period ended November 30, 1997, approximately 55 % of the Company's net sales were derived from telemanagement systems, and approximately 17% from computer telephony products. Although the Company expects the proportion of its net sales derived from computer telephony products to increase, telemanagement systems are expected to continue to account for the majority of net sales for the foreseeable future. Many of the Company's competitors in the computer telephony market are better positioned than the Company, having stronger brand names, more extensive retail channel coverage, deeper consumer knowledge and experience, and/or greater resources. Net sales and gross margins of the Company's computer telephony products may be less predictable or less favorable than its experience with telemanagement systems. In addition, the Company has limited experience in the design, development, manufacture, marketing, and support of these products, which are based on different technologies and production processes. There can be no assurance that the Company will be successful in this new market. See "Business--Products" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

Dependence on OEMs, VARs and Telecommunications Service Providers

      The Company markets its products primarily through distributors such as OEMs, VARs and telecommunications service providers. This requires considerable investments in marketing and technical support. The Company can only achieve a return on such investment if it is able to make substantial sales to its distributors and other customers over an extended period of time. Distributors, however, may not purchase a product in sufficient volume as a result of changes in end-users' preferences or their own decisions regarding product continuation, further development and marketing. In many instances, the Company will not have the opportunity or ability to influence its distributors' or end-user customers' market behavior and may not recover its initial investment in developing and introducing a new product. See "Business--Sales and Marketing." The Company's sales have historically consisted primarily of telemanagement systems, predominantly in Central Europe. The Company has limited experience in marketing and selling other products and in other than that geographic region. As the Company seeks to expand its product portfolio and the geographic regions in which its products are sold, there can be no assurance that the Company will be able to achieve sufficient market penetration with its products. The failure by the Company to successfully develop its marketing capabilities could have a material adverse effect on the Company's business, financial conditions and results of operations.

Dependence on Few Large Customers


      For the year ended February 28, 1997, two customers, Alcatel (Austria) GmbH and the Austrian PTT, represented 33% and 26% of total revenue, respectively. For the nine-month period ended November 30, 1997, one customer, the Zuercher Kantonalbank (Zurich State Bank), accounted for approximately 12% of total revenue. The revenue generated for the account of specific customers is likely to vary from period to period, and a major customer in one period may not purchase the Company's products in a subsequent period. The loss of a large customer could have a material adverse effect on the Company's business, financial condition and results of operations. In general, contracts with the Company's customers do not require the purchase of significant minimum quantities and most contracts are terminable by the customer without significant liability to the customer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview", "Business--Sales and Marketing" and "Business--Competition."


Dependence on Key Personnel

      The Company's success depends to a significant degree on the continued services of its present executive management, including Mr. Roland Steiner, its Chief Executive Officer and President, and other key personnel. The Company has entered into employment agreements with Mr. Roland Steiner, Ms. Claudia Sutter, its Chief Financial Officer, and Mr. Ramon Inauen, its Chief Operating Officer. The Company does not maintain life insurance policies on the lives of any of its employees. The loss of any of such employee could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success also depends in part on successful assimilation and retention of key personnel. Assimilation and retention of personnel may be more difficult since the Company's management and key personnel are located in various places worldwide, which requires the Company to coordinate different organizations separated geographically and time-wise, and to integrate personnel with disparate business backgrounds, cultures and languages. In addition, the Company believes that its future success will depend on its ability to attract and retain highly skilled managerial and other key personnel, the competition for which is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel, and the failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Personnel" and "Management."

Product Return Risks

      The Company is exposed to the risk of product returns by its customers. Historical net sales may not be indicative of future net sales, in part because a portion of the Company's net sales may result in increased inventory at the distributor level. The short product life cycles of certain of the Company's products and the difficulty in predicting future sales increase the risk that new product introductions, price reductions or other factors affecting the telemanagement and computer telephony industry would result in significant product returns. Although the Company believes that it has provided adequate allowances for projected returns, from time to time it may experience return levels in excess of its accruals, and no assurance can be given that such accruals will be sufficient for actual returns in future periods. In addition, there can be no assurance that the accruals for price protection will be sufficient, or that any future price changes will not have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and
"Business -- Customer Service and Technical Support."

Management of Growth

      Execution and implementation of the Company's plan of operation will require significant growth. The Company's current plans for growth will place a significant strain on the Company's financial, managerial and other resources. To efficiently manage its expected growth the Company will have to improve its operational, financial and management information systems and to attract, motivate and train key employees. If the Company's executives are unable to manage growth effectively, the Company's business, operating results and financial condition would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Business Strategy."

Dependence on Intellectual Property

      The Company's success is heavily dependent upon proprietary technology. The Company owns no patents and relies primarily on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other contractual provisions to protect its proprietary rights. There can be no assurance that others will not independently develop similar products or duplicate the Company's products. As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, consultants and other third-party providers who work for the Company or have access to confidential information. In addition, the Company limits access to and distribution of its software, documentation and other proprietary information. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy may become a problem. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries in which the Company currently sells products or in countries the Company may target its sales efforts. Accordingly, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. See "Business -- Intellectual Property."

      There has also been a substantial amount of litigation in the software industry regarding intellectual property rights. Although the Company has no knowledge of any claims that it is infringing third parties' intellectual property rights, there can be no assurance that third parties will not in the future claim infringement by the Company with respect to current or future products, trademarks or other proprietary rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in this industry segment is growing and the functionality of products is increasingly overlapping. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations.

Liability Exposure and Lack of Insurance

      The Company's telemanagement products log and account for all communications transmitted through the user's PBXs. As such, the Company's telemanagement products serve as a repository for huge amounts of data. In addition, the Company's telemanagement products interface with the user's PBXs, which are responsible for directing most incoming and outgoing telecommunications transmissions of an organization. Malfunctioning of the Company's telemanagement products, and, to a lesser extent, its computer telephone products, whether due to defective parts, defective design, improper installation or otherwise, could result in irrecoverable losses of large amounts of data and significant interruption in the business of the user. Other than insurance coverage for damage caused by Company personnel, the Company does not maintain insurance coverage with respect to these potential liabilities. Accordingly, in the event a successful claim is brought against the Company in respect of such liabilities, the Company's business and financial condition could be severely and adversely affected.

Voting Control

      Mr. August Steiner, the Company's Chairman of the Board of Directors, beneficially owns approximately 56% of the outstanding shares of Common Stock. As a result, Mr. August Steiner is able to control most matters requiring approval by the shareholders of the Company, including the election and removal of directors and significant corporate transactions. Such control by Mr. August Steiner could delay, defer or prevent a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. See "Management" and "Principal Stockholders."

Future Sales of Restricted Securities; Registration Rights

      All of the 4,500,000 currently outstanding shares of Common Stock, including the 2,000,000 Shares offered hereby, have been issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. As such, all of such shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act ("Rule 144"), and may not be sold except pursuant to a current registration statement under the Securities Act or an exemption from such registration requirements, such as that afforded by Rule 144. The 2,000,000 Shares offered hereby generally will be freely tradeable by persons other than affiliates of the Company, without restriction or further registration under the Securities Act, if purchased from the Selling Stockholders pursuant to a current registration statement. Absent a current registration statement, such Shares may only be sold pursuant to an exemption from registration such as Rule 144. Under Rule 144 (and subject to the conditions thereof), all of the 2,500,000 shares owned by Mr. August Steiner will become eligible for sale commencing February 28, 1998. The Registration Statement of which this

Prospectus forms a part has been filed by the Company pursuant to certain rights granted to the Selling Stockholders with respect to the registration under the Securities Act of the Shares. The sale of a substantial number of shares of Common Stock or the availability of Common Stock for sale could adversely affect the market price of the Common Stock prevailing from time to time. See "Description of Securities--Registration Rights" and " Shares Eligible for Future Sale".

No Dividends

      Since its inception, the Company has not paid any dividends on the Common Stock. The Company intends to retain future earnings, if any, to provide funds for the operation of its business and, accordingly, does not anticipate to pay any cash dividends on the Common Stock in the foreseeable future.

Dilution

      Purchasers of the Shares offered hereby will suffer dilution in the event the price at which Shares are purchased exceeds the then net tangible book value per share. At November 30, 1997, the Company's net tangible book value per share was $1.64.

Delaware Anti-Takeover Law

      The Company is governed by the provisions of Section 203 of the General Corporation law of the State of Delaware. In general, this law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" is defined to include mergers, asset sales and other transactions potentially resulting in financial benefit to stockholders. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15 percent or more of the corporation's voting stock.

      These provisions could delay, defer or prevent a change of control of the Company which could prevent the Company's stockholders from realizing a premium through a non-negotiated change in control. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation or By-Laws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate of Incorporation nor the By-Laws of the Company currently excludes the Company from restrictions imposed by Section 203.

Holding Company Structure; Reliance on Subsidiaries for Dividends

      ComTelco is a holding company, the principal assets of which are its Subsidiaries. While there are presently no corporate law restrictions under Swiss, German or Austrian law limiting the Subsidiaries' ability to pay dividends to the Company out of profits, there can be no assurance that the Company will be able to cause these Subsidiaries to declare and pay dividends or make other payments to it. The failure to receive such payments from its Subsidiaries could have a material adverse effect upon the Company.

No Public Market; Risks of Low-Priced Securities; Potential Volatility of Stock Price

      Prior to this offering, there has been no public market for the Company's Common Stock. The emergence of an active public trading market will, in part, depend on a sufficient number of brokerage firms willing to engage in market making activities with respect to the Company's Common Stock. There can be no assurance that an active market will develop or continue for the Company's Common Stock.


      The Company will seek to have the Common Stock quoted on the Bulletin Board. The Bulletin Board is an NASD sponsored and operated inter-dealer automated quotation system for equity securities not included in the NASDAQ system. The Bulletin Board has only recently been introduced as an alternative to "pink sheet" trading of over-the-counter securities. Securities traded on the Bulletin Board often do not achieve the same degree of investor interest as securities traded on NASDAQ and other markets with more stringent listing criteria. This could adversely affect the liquidity and price of the Common Stock as well as the Company's ability to secure additional financing upon favorable terms. In addition to the risk of volatile stock prices, low price stocks are subject to additional risks of federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the trading price of the Common Stock was less than $5.00 per share, the Common Stock could be subject to Rule 15g-9 under the Exchange Act which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving purchasers' written consent, prior to any transaction. If the Company's securities were also deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades in the Company's securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Company's securities and the ability of purchasers in the Offering to sell their securities in the secondary market.

      The market price of the Common Stock following this offering may be highly volatile. Factors such as variations in the Company's revenue, earnings and cash flow, the difference between the Company's actual results and the results expected by investors and analysts and announcements of new product offerings, marketing plans or price reductions by the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected companies in the Company's industry and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such market fluctuations may materially adversely affect the market price of the Common Stock.

Enforceability of United States Judgments

      All of the Company's directors and executive officers, as well as the Selling Stockholders named herein, reside outside the United States of America, and substantially all of the assets of the Company and such persons are located outside the United States of America. In addition, the Company's offices are located outside of the United States. As a result, it may be difficult or impossible for investors to effect service of process upon such persons within the United States of America or to enforce against such persons in United States courts judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States of America.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Shares offered hereby. See "Selling Stockholders and Plan of Distribution."

                                 DIVIDEND POLICY

      The Company expects that it will retain all earnings, if any, generated by its operations for the development and growth of its business and does not anticipate to pay any cash dividends to its stockholders in the foreseeable future. Any future determination as to dividend policy will be made by the Board of Directors of the Company in its discretion, and will depend on a number of factors, including the future earnings, if any, capital requirements, financial condition and business prospects of the Company and such other factors as the Board of Directors may deem relevant. See "Risk Factors--Absence of Dividends."

                                 CAPITALIZATION


      The following table sets forth the capitalization of the Company as of November 30, 1997. This table should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

                                                               November 30, 1997
                                                               -----------------
Short-term Debt                                                   $        --
Long-term Debt                                                             --
Stockholders' Equity:
    Preferred Stock, $.01 par value; 2,000,000 shares
        authorized, no shares issued and outstanding                       --
    Common Stock, $.00001 par value, 30,000,000 shares
        authorized, 4,500,000 shares issued and outstanding                45
    Additional Paid-in Capital                                      9,454,733
    Subscription Receivable                                        (2,494,980)
    Accumulated Deficit                                            (1,721,923)
    Cumulative Foreign Currency Translation Adjustments              (195,593)
                                                                  -----------
Total Capitalization                                              $ 5,433,468
                                                                  ===========


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      ComTelco and its Subsidiaries were founded by Mr. August Steiner, the Company's Chairman of the Board of Directors and majority stockholder. In September 1994 and November 1995, Mr. August Steiner founded ComTelco Germany and ComTelco Austria, respectively, to provide marketing and other services for MDE, a Swiss corporation primarily engaged in the sale of medical equipment. Mr. August Steiner owns the majority of the stock of MDE, and Messrs. Roland Steiner, the Company's Chief Executive Officer and President, and Ramon Inauen, the Company's Chief Operating Officer, own minority interests in MDE.


      In December 1996, Mr. August Steiner purchased from MDE assets, primarily consisting of software and hardware development. Substantially all of these assets were subsequently contributed by Mr. Steiner to ComTelco Vertriebs and ComTelco Research as discussed below. The purchase price for the assets was approximately $5,200,000 which amount represented MDE's cost of acquiring and/or developing the assets. Of MDE's recorded cost, 80% was attributable to salaries and payroll-related costs and the balance was primarily attributable to payments to independent third parties for the purchase of software and software development tools.

      In accordance with generally accepted accounting principles, software development costs incurred prior to a determination of technological feasibility are expensed, and such costs incurred in developing proposed products from the point of technological feasibility until a determination is made that the product is available for sale to the general public are capitalized. A determination of technological feasibility is made upon the establishment of a detailed program design and the development and successful testing of a working model. The working model is designed to show the functionality of a proposed new product and, as such, incorporates essentially the core technology. With the aid of currently available software development technologies including rapid prototyping and computer aided software engineering, as well as the Company's software object library, the process of determining technological feasibility has proven to be far less expensive and time-consuming than the process of developing a technologically feasible working model into a finished product. As such, through November 30, 1997, the Company has expensed significantly less in connection with its software research and development activities than it has capitalized, and the Company expects this trend to continue. Substantially all of the assets purchased by Mr. Steiner from MDE represent software and hardware development costs incurred subsequent to a determination of technological feasibility and, as such, have been capitalized.

      Major aspects of the process by which the Company develops a working model into a finished product include: coordinating activities of multiple development teams located at the Company's development centers in a number of countries; establishing development milestones; developing and coding software and user interfaces; intermediate testing of development stages; developing portability of products for use in multiple countries and languages; laboratory and field testing of the product; testing the product for compatibility with hardware and peripheral devices; developing and testing of installation systems; developing on-line help systems; preparing product documentation, user manuals and installation literature; translating product and installation software and accompanying literature into multiple foreign languages and customizing the same for use in the intended foreign countries.

      The Company continually evaluates its products to determine whether capitalized software development costs are recoverable through future sales. For these purposes, the Company presently anticipates achieving sales of its existing and presently proposed products in excess of $30,000,000, net of anticipated completion costs, through the year ended February 28, 2002. This is based upon market analysis, detailed discussions with customers and distributors, discussions with potential customers of its new products and assessment of competitors' products. This estimation reflects management's assessment of factors of which it is presently aware. There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and these differences may be material. Events which may cause actual sales to differ from anticipated sales include, but are not limited to, delays or problems in completing or producing products, lack of market acceptance of products, competition and adverse market conditions in general, all of which can result in an inability to sell products at anticipated volume or price levels. There can be no assurance that the Company's anticipated sales will be realized.

      Prior to acquisition from MDE of the assets from which certain of the Company's products have been derived, MDE prepared sales projections of these products. Although the Company believes that its sales have equaled or exceeded these projections with respect to products currently being sold, these projections are not deemed relevant to the Company because they were based upon different assumptions including different target markets.

      Approximately $2,500,000 of the purchase price for the assets purchased from MDE by Mr. Steiner was paid in cash and the balance is to be paid in $500,000 annual installments thereafter. Of the inventory acquired from MDE, approximately $5,900 was included in the Company's inventory at November 30, 1997. MDE is primarily engaged in the sale of medical equipment and machinery, primarily to former Soviet Union countries and China. MDE is the exclusive representative of Varian Associates, Inc., in Russia and also manufactures and sells its own brand of laparoscopy instruments and equipment. Varian Associates, Inc. is a company engaged in the research, development, manufacture, and marketing of products and services for health care, industrial production, scientific and industrial research, and environmental monitoring. Since 1996, MDE has become active as a general contractor for building hospitals and clinics in developing countries. The assets acquired from MDE constituted approximately 7% of MDE's total assets and were responsible for the generation of approximately 8% of MDE's total revenue prior to MDE's determination in October 1996 to sell these assets.

      In February 1997, Mr. August Steiner founded ComTelco Vertriebs and ComTelco Research and contributed to such companies substantially all of the assets purchased from MDE, which assets presently comprise substantially all of the Company's software and hardware development assets. The Company has no liability in respect of amounts owing to MDE for the purchase of these assets by Mr. Steiner from MDE. In addition, approximately $95,000 in legal and administrative costs relating to the organization of ComTeleco Vertriebs and ComTeleco Research was funded by Mr. August Steiner and contributed to the two companies. Such costs are being amortized over five years as the Subsidiaries involved are expected to continue to represent a significant portion of the Company's activities. ComTelco was founded in Delaware on February 27, 1997. As of February 28, 1997, the Subsidiaries became wholly-owned subsidiaries of ComTelco in a transaction pursuant to which Mr. August Steiner purchased 2,500,000 shares of Common Stock from ComTelco in exchange for all of the outstanding equity interests in each of the four Subsidiaries.


      The Company sells its products and systems to four primary buyers/distributors: to OEMs, to VARs, to telecommunications service providers and, on a selective basis, to end-users. Representative customers of the Company include: OEMs such as Ericsson (Austria) GmbH, Ericsson Schweiz AG, Alcatel (Austria) GmbH, Alcatel Schweiz AG, Philips Schweiz AG, Matra S.A., DeTeWe Deutsche Telefonwerke GmbH; VARs such as GFT Genossenschaft fuer Telekommunikation, EgTel Einkaufsgenossenschaft Telekommunikation, Slit Telematique S.A., Kapsch Telekommunikationssysteme GmbH, Siemens (Austria) AG and Siemens Schweiz AG; telecommunication service providers such as Swisscom AG and the National Telephone Company of Austria ("Austrian PTT"); and end-users such as Credit Suisse, Zuercher Kantonalbank (Zurich State Bank) and UNICEF.

      The Company publishes its consolidated financial statements in United States Dollars. The functional currencies for the Company's operations, however, are primarily the United States Dollar, the Swiss Franc, German Mark and Austrian Shilling. Fluctuations in exchange rates for these foreign currencies against the United States Dollar may positively or adversely affect the Company's results of operations. The Company does not actively hedge against exchange rate fluctuations, although it may elect to do so in the future.

Net Sales


      The following table sets forth the number of products (by product group) sold and the average sales price during each of the periods presented. Revenue was also generated in these periods from service and installation, which amounts totalled approximately $41,000, $196,000 and $43,000 for the nine months ended November 30, 1996 and 1997 and the year ended February 28, 1997, respectively. Revenue was also generated in these periods from product upgrades, which totalled $27,000, $159,000 and $27,000, respectively.

                    Nine Months ended November 30, 1996    Nine Months ended November 30, 1997
----------------------------------------------------------------------------------------------
Product                  Units sold   Average Price             Units sold    Average Price
----------------------------------------------------------------------------------------------
Telemanagement Systems
----------------------
  Single-site            68           $ 2,162                   167           $ 2,042
  Systems
----------------------------------------------------------------------------------------------
  Multi-site             --                --                    11            34,909
  Systems
----------------------------------------------------------------------------------------------
Computer                 39             1,231                   195             1,164
Telephony Systems
----------------------------------------------------------------------------------------------

For the Fiscal Year ended February 28, 1997
--------------------------------------------------------------------------------
Product                        Units sold     Average Price
--------------------------------------------------------------------------------
Telemanagement Systems
----------------------
  Single-site                   76             $ 2,145
  Systems
--------------------------------------------------------------------------------
  Multi-site
  Systems
--------------------------------------------------------------------------------
Computer                        42               1,214
Telephony Systems
--------------------------------------------------------------------------------

      Net sales increased by 392% from $265,012 for the nine months ended November 30, 1996 (the "1996 Nine Months") to $1,304,584 for the nine months ended November 30, 1997 (the "1997 Nine Months"). The increase is primarily attributable to initiation of sales in Switzerland during the 1997 Nine Months. Sales of telemanagement systems accounted for approximately 55% of the Company's net sales in each of the 1996 Nine Months and 1997 Nine Months. Approximately 33% and 17% of the Company's net sales for the 1996 and 1997 Six Months, respectively, was attributable to the sale of computer telephony products, which products were launched for sale during the year ended February 28, 1997 ("Fiscal 1997"). Prior to Fiscal 1997 the Company's efforts were devoted to the preparation of entering its potential markets and no sales were generated prior to that year. The Company anticipates a shift in its product mix in favor of computer telephony products in subsequent periods. In addition, the Company has experienced significant fluctuations in sales in prior quarters due to large customer purchases. The Company expects similar fluctuations in future quarters.


Gross Profit


      Gross profit as a percentage of net sales ("gross profit margin") decreased from 68% for the 1996 Nine Months to 25% for the 1997 Nine Months. Substantially all of the decrease is attributable to amortization of software development costs acquired subsequent to the 1996 Nine Months and related to goods sold during the 1997 Nine Months.


Marketing and Selling


      Marketing and selling expense for the 1996 Nine Months was minimal and was included as part of general and administrative expense. Marketing and selling expense was $458,493 for the 1997 Nine Months and was comprised primarily of payroll and related costs of $274,866, travel and entertainment expense of $46,992 and advertising expense of $116,635. The increase is primarily the result of initiation of selling efforts in Switzerland and expansion of selling efforts in Austria and Germany. The Company anticipates that marketing and selling expense will increase in future periods as the Company enters new markets.


Research and Development


      Research and development expense for the 1996 Nine Months was minimal and was included as part of general and administrative expense. Research and development expense was $386,688 for the 1997 Nine Months and was comprised of payroll and related costs of $321,688 and rent expense of $65,000. The increase reflects the fact that the assets used in connection with the Company's research and development activities were contributed to the Company subsequent to the 1996 Nine Months. The Company anticipates that research and development costs will increase in future periods as the Company devotes furthers efforts to the development of new products. Software development costs incurred prior to technological feasibility are expensed as incurred. The Company defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of market availability of products are capitalized and then depreciated over the estimated useful life of the product.


General and Administrative


      General and administrative expense increased by 214% from $314,394 for the 1996 Nine Months to $985,830 for the 1997 Nine Months. The 1997 Nine Months general and administrative expense was comprised primarily of payroll and related costs of $694,243, professional fees and consulting expense of $174,605 (primarily legal and accounting fees) and rent expense of $72,928. The increase is primarily attributable to increases in salaries, rent and professional fees associated with expanded operations and financing activities. The Company anticipates that general and administrative expense will increase in future periods as the Company seeks to expand its operations.


Depreciation and Amortization


      Depreciation and amortization expense increased from $6,138 for the 1996 Nine Months to $46,978 for the 1997 Nine Months. The increase primarily reflects the amortization of organizational costs and property and equipment acquired subsequent to the end of the 1996 Nine Months. The Company does not foresee a significant change in the level of depreciation and amortization expense in the foreseeable future.


Liquidity and Capital Resources


      Since 1993 the Company has financed its operations and capital requirements primarily through equity contributions from its shareholders. As of November 30, 1997, the Company had working capital of $712,237.

      The Company had accounts receivable of $51,127 and $408,390 at February 28, 1997 and November 30, 1997, respectively. At and for the year ended February 28, 1997, one customer accounted for 33% of the Company's revenue and 2% of accounts receivable, and another customer accounted for 26% of revenue and 74% of accounts receivable. At and for the nine months ended November 30, 1997, one customer accounted for 11% of the Company's revenue and none of accounts receivable. The Company's accounts receivable turnover ratio for the 1997 Nine Months (sales/average accounts receivable) was 5.68. The Company is not aware of an industry average turnover ratio. Of accounts receivable at November 30, 1997, approximately 65% was not then due. In future periods, the Company's accounts receivable turnover ratio will be impacted by, among others, the date in the period on which products are shipped and payment terms afforded customers. Customers generally pay within 60-90 days of shipment, although some large customers require extended payment of 90-120 days. Based upon past practice and the credit rating of many of its larger customers, the Company believes that substantially all of its accounts receivable are collectible.

      At November 30, 1997, the Company had bank overdrafts in the total amount of $6,193 which overdrafts are secured by the pledge of the Company's cash accounts with a Swiss bank. The Company does not have any other loans or other forms of debt apart from its accounts payables. The Company intends to bridge cash flow shortfalls, should they arise, through short-term borrowings in the currency of the subsidiary where such shortfalls arise.


      As of February 28, 1997, ComTelco issued 2,000,000 shares of Common Stock to Interfinance in consideration of $4,000,000, the par value of which shares ($20) was paid in cash and the balance of which was paid by delivery of the Interfinance Note. The Interfinance Note bears interest at 5.8% per annum and is secured by a pledge to ComTelco of the shares of Common Stock issued to Interfinance. Under the terms of the pledge agreement, the shares are subject to release of the Company's security interest ratably upon partial repayment of the Interfinance Note. As of November 30, 1997, Interfinance has repaid $1,505,000 of the principal amount of, and $50,000 of accrued interest on, the Interfinance Note from funds received from purchasers of a portion of its shares.

      Four of the facilities lease agreements which the Company has entered into are non-cancelable. The minimum lease payments under these agreements for the years ending February 28, 1998, 1999 and 2000 will be an aggregate of $42,593, $65,964 and $48,637 respectively. In addition, the Company has entered into lease agreements covering eight automobiles for use by Company sales and technical staff. The leases expire in September 1999 and require lease payments aggregating $26,447, $52,893 and $30,854, for the years ending February 28, 1998 and 1999 and February 29, 2000, respectively. See "Business -- Facilities."


    Based on its plan of operation, the Company believes that its existing resources, including the proceeds which the Company expects to receive upon repayment of the balance of the Interfinance Note, will be sufficient to fund the Company's operations at least for the next 12 months. The Company may, however, need to raise additional capital from public or private equity or debt sources in order to finance its plan of operation. In addition, the Company may need to raise additional funds in order to take advantage of unanticipated opportunities, including more rapid international expansion or investments in, or strategic alliances with, companies that are complementary to the Company's current operations, or to develop new products or otherwise respond to unanticipated competitive pressures. The Company's capital requirements may vary materially from those now planned due to a number of factors, including the rate at which the Company can produce its products, the success of the Company in marketing and selling its products, the ability of the Company to develop new products in an efficient and timely manner, the competitive position of the Company's products, and the response of competitors to the Company's products. Also, should Interfinance fail to pay the Interfinance Note when due, the Company will need additional capital. There can be no assurance that additional financing will be available when needed on terms acceptable to the Company, or at all.

                                    BUSINESS

Overview

      The Company designs, develops, manufactures and markets integrated hardware and software products designed to enable users to monitor, manage and integrate their telecommunications activities to achieve greater efficiency and cost savings. The Company's products, which consist of telemanagement and computer telephony systems, connect to and interface with most modern PBXs, as well as client/server computer networks, and are able to process all modes of communication conducted through PBXs. PBXs are telephone switches or switch boards through which incoming and outgoing voice and data communications are directed. Telemanagement is the logging and accounting of and generation of reports on all communications, voice or data, including facsimile, which are transmitted over an organization's PBXs in one or multiple locations. The Company's telemanagement systems consist of single and multi-site call accounting, billing and cost distribution systems. The Company's computer telephony systems incorporate the functionality of telephones with networked computer workstations. These systems presently consist of PC screen-based telephone dialing and faxing systems. The Company's products are modular and scalable, enabling them to be integrated to form a more complete telecommunications management system.


      The Company's target market consists of corporations and other organizations which are connected to external communications lines via one or more PBXs. Presently, the Company's end-user customer base exceeds 3,500 installations, primarily located in Central Europe. The majority of the Company's revenue has been generated from the sale of telemanagement systems. For the 1997 Nine Months, approximately 55% of the Company's net sales were derived from the sale of telemanagement systems, and approximately 17% was attributable to the sale of computer telephony products. The balance of the Company's net sales for the period represented product updates and service installation. The Company launched the sale of its computer telephony products during the year ended February 28, 1997 and anticipates a shift in its product mix in favor of these products in subsequent periods.


      The Company sells its products and systems to four primary buyers/distributors: to OEMs, to VARs, to telecommunications service providers and, on a selective basis, to end-users. Representative customers of the Company include: OEMs such as Ericsson (Austria) GmbH, Ericsson Schweiz AG, Alcatel (Austria) GmbH, Alcatel Schweiz AG, Philips Schweiz AG, Matra S.A., DeTeWe Deutsche Telefonwerke GmbH; VARs such as GFT Genossenschaft fuer Telekommunikation, EgTel Einkaufsgenossenschaft Telekommunikation, Slit Telematique S.A., Kapsch Telekommunikationssysteme GmbH, Siemens (Austria) AG and Siemens Schweiz AG; telecommunication service providers such as Swisscom AG and the National Telephone Company of Austria ("Austrian PTT"); and end-users such as Credit Suisse, Zuercher Kantonalbank (Zurich State Bank) and UNICEF.

      The Company's telemanagement systems (call accounting), of which there are presently four models, are comprised of proprietary hardware which monitors communications transmitted through the user's PBXs. The recorded data is then transmitted via an interface the user's PC or client/server network containing the Company's proprietary software. Reports can then be generated directly from the PC terminals. Depending on the model, the Company's telemanagement systems can process transmissions carried by single or multiple telecommunication service providers and for users with up to 999 independent company structures and up to 999 PBXs per company. As such, these systems can and are being utilized by small companies with few employees as well as large multinational companies with numerous branch offices.

      The Company's computer telephony systems, presently consisting of PC screen-based telephone dialing, faxing and cellular messaging systems, are comprised of proprietary hardware and PC-resident proprietary software. These systems allow users to dial telephone numbers or send facsimiles directly from their PC screen from within any Windows(R) application, enabling them to use all existing telephone and facsimile numbers accessible from their PC. The systems include least-cost routing of transmissions which are designed to ensure that the communication is routed in the cheapest manner available at the particular time for the particular destination. Such routing may occur, for example, via a leased communication line, the Internet or independent carriers.

      The Company has also developed, and is currently in beta phase testing of, a workstation-based telephone call recording system which permits users to digitally record telephone conversations automatically or selectively. Under beta phase testing field customers which generally receive the products at a discounted price or free of charge, test the products for their usability, stability, reliability and for the existence of any faults or errors. The Company anticipates that, subject to satisfactory beta phase testing, its telephone call recording system will be ready for sale approximately in August 1998. The Company's telephone call recording system is designed to store recorded conversations in a Windows(R) format, allowing the files to be reused in any multimedia application, transmitted via e-mail or simply stored for later reference. The system can be installed in workstations on a selective basis without incurring the costs associated with installing larger centralized systems. The Company intends to develop additional computer telephony systems which can be integrated with the Company's telemanagement systems to enable users to communicate in a more efficient and cost-effective manner.

Organization

      ComTelco and its Subsidiaries were founded by Mr. August Steiner, the Company's Chairman of the Board of Directors. In September 1994 and November 1995, Mr. August Steiner founded ComTelco Germany and ComTelco Austria, respectively, to provide marketing and other services for MDE, a Swiss corporation primarily engaged in the sale of medical equipment. Mr. August Steiner owns the majority of the stock of MDE, and Messrs. Roland Steiner, the Company's Chief Executive Officer and President, and Ramon Inauen, the Company's Chief Operating Officer, own minority interests in MDE. In December 1996, Mr. August Steiner purchased from MDE assets primarily consisting of software and hardware development. The purchase price for the assets was approximately $5,200,000, which amount represented MDE's cost of acquiring and/or developing the assets. In February 1997, Mr. August Steiner founded ComTelco Vertriebs and ComTelco Research and contributed to such companies substantially all of the assets purchased from MDE, which assets presently comprise substantially all of the Company's software and hardware development assets. ComTelco was founded in Delaware on February 27, 1997. As of February 28, 1997, the Subsidiaries became wholly-owned subsidiaries of ComTelco in a transaction pursuant to which Mr. August Steiner purchased 2,500,000 shares of Common Stock from ComTelco in exchange for all of the outstanding equity interests in each of the four Subsidiaries.


      As of February 28, 1997, ComTelco issued 2,000,000 shares of Common Stock to Interfinance, in consideration for $4,000,000, the par value of which shares ($20) was paid in cash and the balance of which was paid by delivery of a Promissory Note due on February 28, 1998 in the principal amount of $3,999,980 (the "Interfinance Note"). The Interfinance Note bears interest at 5.8% per annum and is secured by a pledge to ComTelco of the shares of Common Stock issued to Interfinance. Under the terms of the pledge agreement, the shares are subject to release of the Company's security interest ratably upon partial repayment of the Interfinance Note. As of November 30, 1997, Interfinance has repaid $1,505,000 of the principal amount of the Interfinance Note from funds received from purchasers of a portion of its shares. As a condition to the sale of the shares to Interfinance, the Company entered into a Registration Rights Agreement dated as of February 28, 1997, pursuant to which the Company agreed to register such shares for resale under the Securities Act. Except as described above, the Company has no relationship with Interfinance or its principals.


Business Strategy

      The Company's goal is to expand its business by focusing development and marketing efforts on high value products designed to manage, monitor and integrate corporate communications systems to achieve efficiency and substantial cost savings. Key elements of the Company's strategy include:

Strategic Geographic Expansion

      The Company will seek to position itself in strategic international markets in which OEMs and other large customers are located. The Company expects that this will enable it to provide required back-up support to its customers and regional customization of its products. The Company intends to build a network of sales-support and technical-support locations to strategically cover significant markets. Further expansion of locations will be based on potential sales and available partners.

Product and Technology Development

      The Company attempts to focus its product and technology development efforts on technology developments and standards which it believes will represent the next generation of usage. The Company has developed applications using industry-wide standards such as Computer Supported Telephony Application
(CSTA) and Microsoft's Telephony Application Programming Interface (TAPI) protocol. The Company designed its product platforms for the Microsoft NT operating system.

Development of Scalable Corporate Communications Solutions

      The Company is devoted to the development of open, scalable solutions which can be marketed as individual products, but are designed to form a more complete, global communications solution when combined. The Company believes that its target customers will initially use one or several communication applications to meet its immediate goals, and will then add further applications and solutions to enhance productivity. By developing scalable solutions, customers are able to purchase products for specific applications as desired. These products can later be combined with other products without the need to upgrade the entire system.

Joint Ventures and Intensification of Relations with OEMs and large customers

      The Company will aggressively pursue joint ventures and try to intensify its relations with OEMs and other large customers to increase its overall market coverage. The Company believes that this will also reduce the number of markets in which the Company will be required to devote marketing resources to promote the Company's ideology for global communications solutions. Intensification of relations with OEMs and large accounts will further enable the Company to improve its awareness and knowledge of the areas of activity of its partners which the Company expects will result in a closer customization of its products and in closer bonds to its partners.

Expand Platform and Open Interfaces

      The expansion of the Company's product platform, which is the common design specifications enabling the Company's products to interface with one another, is a prime priority in the development of the Company's products. The ability of the Company's products to interface with third party products and systems is also a priority of the Company. Telecommunications and data processing have historically not been interfaced. The Company believes that communication management systems will become central parts of modern corporate information technology systems. Thus the Company's communication management systems are designed to be interfaced with telecommunications and information technology.

Industry Background

      Telecommunications management as conceived by the Company is the process by which one or more modes of communication are managed, monitored, and integrated in a manner designed to achieve high efficiency and substantial cost savings. Telecommunication management initially took the form of call accounting and was first utilized in its most basic form by telephone and telegraph companies to help assure accurate and proper billing. As companies and other users of telephone and telegraph services began to increasingly utilize these communications services, they also started to employ call accounting systems. For communications users, call accounting systems provided a means to monitor and assess costs (either within a predefined work group or otherwise). Call accounting allowed the detection of calls which were not directly affiliated with a company's business, thus allowing the company to identify misuse of the company's telephone lines. Call accounting made it possible to define the amount of time spent on the phone by individuals or entire departments and allocating the cost of telephony to appropriate profit centers. The process by which call accounting is conducted has not changed significantly since the advent of the PBX. A PBX is a hardware device which serves a switch, connecting the user's internal telephone system with external telephone lines. With the popularization of new modes of communication such as mobile telephones, pagers, facsimile, Internet access and new communications devices such as Asynchronous Transfer Mode (ATM) switches, routers, bridges, fax servers, and e-mail gateways, traditional call accounting systems no longer suffice to accomplish the end-users' entire communication management needs. Call accounting systems can only report on communications (mostly only telephony) through a PBX. Call accounting systems have traditionally been limited in application to a single PBX rather than multiple PBXs which large organizations with numerous offices may utilize. As a result, traditional call accounting systems have been limited in their ability to provide a broad perspective of the communication of large organizations.

The ComTelco Approach

      The Company believes that the core of any modern communication management system must comprise a central database, which accurately records information about all incoming/outgoing communications to and from all communications users, devices and services. The Company thus started the development of its products with traditional call accounting technology when it was founded, enhancing its products in a manner designed to permit migrating from call accounting through telemanagement to complete communication management. The Company's telemanagement systems suit the purpose of a core communication management system because they form a scalable platform for an organization's communication management needs, interacting with peripheral computer telephony
(CT) applications. The Company's telemanagement systems, therefore, not only manage and account for communications but are designed to make complex communications procedures available to a wide range of business users. The Company's telemanagement systems and computer telephony products are comprised of a number of modular products with varying applications, permitting customers to combine products to suit their specific needs in an effort to communicate more efficiently. The Company's telemanagement systems include simple call accounting products for a single PBX or a platform for global, corporate communications. The Company's products are restricted to and intended exclusively for companies which utilize PBXs for their voice or data communications.

The Company believes that it offers one of the leading telemanagement call accounting systems in terms of both hardware and software, offering products which are adaptable to both large and small users.

Products

Telemanagement

      The Company introduced its first product line of telemanagement systems in Austria in 1995, and has achieved a market share of approximately 85% in Switzerland and 50% in Austria, respectively. Since December, 1996 the Company has been aggressively marketing its telemanagement systems in Germany, and the Company will continue to seek to market its products in other significant markets.

      The Company's telemanagement systems include a number of features which the Company believes offer advantages over other available systems. The Company's systems are offered in a number of models, for small single-site users to multi-site global corporations. The Company's systems are designed to serve as a platform for other computer telephony applications. Reports on all connected communication devices can be generated. A report generator allows the customer to exactly define the types of reports needed. The systems can be fully automated to produce reports automatically. The Company believes it was the first supplier of telemanagement systems to provide a 32-bit Windows NT application. The Company's telemanagement systems rely on proprietary hardware to collect communication data. Its proprietary hardware permits continuous 24 hour operation due to the fact that unlike in PBXs, there are no moving parts in the Company's hardware, which could cause the system to break down. The Company's systems interface with System Management Data Record (SMDR) ports, making them compatible with most modern communications equipment. The Company's systems can be installed at a single PBX site or multiple PBX sites, allowing the connection of remote branch offices.

      The Company's telemanagement systems include the following products:

CT-2.5 Low cost call accounting system. This system has a full-fledged network system allowing 30 to 50 users (telephone extensions) to access the data at the same time without the possibility of data loss; it is comprised of the Company's proprietary hardware which the Company believes has a very high degree of safety concerning data security and loss of data records.

CT-2.6 Medium range call accounting system. This system has the same features as the CT-2.5, but additionally provides call accounting for 50 to 300 users.

CT-2.7 Medium range call accounting system: This system has the same features as CT-2.6, but also allows the handling of multisite call accounting. The system can calculate multiple carriers rates including special rates and discounts for each carrier. It can handle prefix based calculation as well as distance based calculation, has a database including all major cities, with prefix and longitude and latitude values for each, thus allowing a distance calculation between any two major cities in the world. Additionally, CT-2.7 allows multiple branch office's data to be collected centrally.

MS32 High-end call accounting and telemanagement system: Multi-site, multi-carrier operation. The system can generate reports consistent with the user's organizational structure thus allowing insight into the communications cost and behavior of divisions, departments, work groups or individuals. The system can handle up to 999 independent company structures, with 999 telecommunication systems or PBXs per company and up to 9 organizational levels per company. The system can be used by very large organizations with multiple branch offices and subsidiaries worldwide. Users can compare historic data with rates and tariffs of alternate carriers or infrastructure, enabling the user to predetermine a more efficient means of conducting its telecommunications. The MS32 system covers a range of business situations, including: time sharing of workplaces, and one person with multiple workplaces. The system can be completely automated and all remote sites can be configured from one central location.

Computer Telephony

      The Company's computer telephony applications are developed on a client server basis and have been devised as open systems to be able to operate from within any Windows(R) application. The Company's computer telephony applications are compatible with most existing personal computer networks. The system has been developed and adapted to most major brands of PBX systems and can be modified to work with almost any current generation PBX.

Screen based dialing

      The Company's screen based dialing system CD 1.7 allows users to dial telephone numbers directly from their workstation screen from within any Windows(R) application, enabling them to use all existing data available on their networks. (customers, suppliers, employees, electronic telephone directories, CD-ROM buyer's guides, call back requests by e-mail and many more.) The system includes least cost routing, ensuring that the cheapest method of communication is used at any particular time for any particular destination, including leased lines (if such leased lines are available for the specified type of communication).

Screen based faxing


      The Company's screen based faxing product CD 1.0, works similar to screen based dialing: the user selects a fax number and a document from within any Windows(R) application, enters a comment and title page if desired, and sends the document. Alternatively, the user can print any document directly to the "virtual fax" printer driver, enter or select the fax number from a list, and send, or simply press a pre-definable sequence of keys on the computer keyboard ("hot key") from within any application, enter or select the fax number from a list, and send. The system fully supports least cost routing.


Screen based messaging

      The Company's screen based messaging system allows users to highlight a text from withing any Windows(R) application and to send such text to cellular pagers or cellular telephones which are otherwise able to receive text messages. Similarly, messages can be sent to e-mail boxes without having Internet access or use of a browser or e-mail application.

Personal workstation based, digital, telephony recording devices

      The Company is currently in beta phase testing of a telephony-recording system, which allows the user to digitally record telephone calls at his workstation manually or automatically. In the case of the Company's computer telephony products, e.g. a window for the dialing of a telephone number might appear subsequent to the activation of a certain hot key. With the Company's telephone call recording system, each workstation can be configured to record calls on demand, either by pressing a hot key or at the beginning of a call through a pop up window which asks if the call should be recorded or not. Alternatively, the system can be configured to record all calls and at the end of a call, pop up a window, which prompts the user to indicate whether the recording of the just completed call should be saved or discarded. The system can also work on a client server base, recording all calls to a central file server for later review. The recorded conversations can be stored in a standard Windows format allowing the files to be reused in any multimedia application, distributed via e-mail or stored for later reference. The system enhances any workstation to include the feature of call recording at a fraction of the cost or large centralized systems. The system can also be used for playing existing sound files over the telephone, providing an easy way to play recurring information to a caller, or enabling another party to listen to a phone conversation just held with someone else. The Company believes that because of the features described, this telephony recording will be superior to the currently available systems.

Technology

      The Company's products have been designed and developed adhering to international standards and specifications. The design and development of the products require multiple engineering disciplines such as: mechanical, electrical, electronic, high and low level software engineering. The design and development of the Company's hardware takes place in Appenzell, Switzerland. The production facility is ISO 9000 certified (ISO 9000 is an international manufacturing standard) and fully equipped to handle four layer Printed Circuit Boards (PCBs) and robotic, Surface Mounted Device (SMD) assembly. The Company is conducting basic research in technologies such as: frame relay, Asynchronous Transfer Mode (ATM), Synchronous Digital Hierarchy (SDH) and other broadband communication protocols.

      The Company is not required to enter into any licensing or other agreements with respect to any of the technologies used in the design and development of or incorporated in any of its products.


      Most of the Company's research and development resources are devoted to software design and development as well as to strategic product design. Approximately 8% of the Company's research and development expenses are attributable to the development and design of hardware which has been out-sourced to independent research facilities. Core hardware and technology design, however, is conducted in the ComTelco development centers. See "Business -- Research and Development."


      The Company's products incorporate the following principal technologies:

I. Microprocessor technology. Microprocessors are incorporated into the Company's telemanagement products. The Company employs microprocessors and software design to permit for the simplest hardware and memory requirements which can be used consistent with high execution speeds.

II. Interface technology. The Company's products interface with a number of systems and devices, both from a traditional telecommunications and an information technology perspective. Interface capacities are sometimes limited for a certain task to be performed. The Company therefore utilizes interface design and implementation to allow for additional connectivity options and improved data throughput.

III. Integrated Services Digital Network ("ISDN"). Many of the Company's products are based on ISDN in all European protocols. The Company's OEM customers often have proprietary ISDN protocols, which continuously require the Company to maintain a high degree of ISDN expertise.

IV. Memory optimization and hardware compression technology. The Company's telemanagement systems store large amounts of data, sometimes over a long period of time. Large amounts of data must be stored and processed in cost-effective independent hardware devices, which is accomplished through hardware data compression and decompression.

V. Power management. Since the Company's telemanagement systems are required to work even in the event of a power outage, the Company has developed power management systems for its products which provide maximum accumulator capacity during years of operation. In the event of a complete black-out, the system can keep its customers from losing data for as long as 14 days without auxiliary power. The Company's Phantom line driver is a signal amplification device which can operate without its own power supply, relying on power relayed by other products of the Company.

VI. Low level software development. The Company's engineers and programmers from time to time work jointly with OEM customers to assist the customers with the proper functioning of their own interfaces. The Company maintains a team from the former Soviet Union space program which has developed low level software development expertise for this purpose.

VII. High level and API software development. High level software development and Application Programming Interface (API) design constitute the largest portion of ComTelco's research and development force. All relevant software development guidelines and standards are adhered to, to produce software and user interfaces for products which are fully compatible to its intended platforms.

Research and Development


      The Company's subsidiary, ComTelco Research, is responsible for the four research and development centers in Switzerland, Austria, Russia and China. These centers have been geographically placed to address a variety of international concerns and development specifications. As of December 31, 1997 the Company employed at such centers a total of 21 full time employees, 19 of whom are dedicated to software development. The Company out-sources most of its hardware development to a Swiss company located in Appenzell, Switzerland.


      Strategic development and research is conducted at the Company's headquarters in Switzerland. Development engineers are involved in management and product development and the coordination of all global research and development activities. The Company believes that Switzerland is an ideal test ground for new developments and pre-release beta testing.

      The research and development center in Austria, was established since many of the Company's OEM and other large customers have their European testing centers for computer telephony products in Vienna. The research and development center in Austria allows the Company to collect data on market developments and trends. It also allows the Company to form a closer relationship with its OEM customers through technical cooperation. The University of Vienna provides a source of skilled development engineers.

      At its research and development facility in Russia, the Company is able to recruit former university level researchers at affordable cost.

      In its latest center in China, the Company is able to have skilled personnel do research and development at low cost and in close proximity to the South East Asian market. The Company intends to expand the development center in China, and may also open a hardware development center in China in early 1998.

      The Company may seek to enter the United States market in the future and may open a research and development center in the United States once an East Coast sales and support office is established.

      The Company acquired the assets used in connection with its research and development activities in February 1997. No amounts were reported for research and development expenses in any of the last two fiscal years, as all such amounts were minimal and included as part of general and administrative expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Marketing, Sales and Distribution

      The Company's telemanagement and computer telephony products are sold through the same distribution channels.

      Apart from participation in trade shows, the Company has not been involved in any major advertising or marketing campaigns. The Company intends to expand its advertising and marketing efforts substantially in the second half of 1997 through professional public relations and media work, advertising campaigns and direct mailings as well as a web site, intended to provide a potential customer with live demo systems and existing users with technical support and product updates. The Company has mainly focused its marketing activities on OEM and large distribution accounts, and the Company believes that relations with OEM and large distribution accounts will further its expansion. The Company's goal is to achieve a mix of sales channels comprising of approximately 30% OEM and large accounts, approximately 30% large over-regional VARs and large distributors, approximately 20% small and medium regional dealers, approximately 10% large, global, corporate accounts and approximately 10% direct sales of small and medium systems.

      The Company maintains sales and distribution offices in Switzerland, Germany, Austria, Russia and China.

Customer Service and Technical Support

      The Company maintains customer service and technical support operations in Switzerland, Germany, Austria, Russia and China. The Company provides different levels of technical support to its large OEM accounts, to its distributors and resellers, and to end-users who have purchased products from the Company or one of its smaller distributors or resellers. All support is limited to installation trouble shooting, technical problem solving or bug reporting. End-user problems, which generally require proper user manual referencing, are handled on a pay per call hotline. The coordination center for international technical support is managed within ComTelco Research and is located in St. Gallen, Switzerland, where German, English and French language support is provided. Key French speaking accounts are serviced from the technical support in Geneva. Local technical support is provided from Frankfurt for Germany, from Vienna for Austria, from Shanghai for China and from Moscow for Russia. Hardware defects are usually handled through the exchange of the defective devices and systems. Key accounts with service contracts have access to technical support via a dedicated hot line number, and can be accessed by the Company's remote diagnostics and technical support feature which is included in all larger installations of the Company's products.

      The Company generally provides a 365-day limited warranty on its products. Such warranty is limited to defective or non-functioning systems or parts thereof and excludes malfunction through misuse. The Company offers service contracts to its customers at generally 10% of the system price annually.

      In the markets where the Company is active, it is insured against liability resulting from malfunctioning of systems or components or errors caused by its employees. The insurance coverage is set at 4,000,000 Swiss Francs (approximately $2,700,000). Separate insurance policies are negotiated for each new market in which the Company intends to becomes active.

Manufacturing

      The Company has out-sourced all of its hardware manufacturing. Although the Company presently utilizes only one manufacturer, kuk electronic AG ("kuk"), a Swiss corporation located in Switzerland, the Company believes that there are numerous manufacturers suitable for the Company's needs. During the year ended February 28, 1997 the Company relied on MDE as its principal supplier, due to MDE's ability to obtain volume pricing from manufacturers. See "Certain Transactions." As the Company became able to obtain volume pricing on its own during the 1997 Nine Months, the Company replaced MDE with kuk as a principal supplier. The Company is in possession of all proprietary documentation and materials necessary for manufacturing, and the Company believes that it could change manufacturers at any time without significant interruption of production or incurring substantial additional expense. Certain hardware used in the Company's computer telephony products is imported from Taiwan, fully assembled pursuant to the Company's specifications. Such components can, however, also be sourced at a number of other suppliers worldwide. Software media and printed matter such as user and reference manuals are also out-sourced on an order basis and can be updated regularly on the basis of digital information exchange. Product packaging is out-sourced and shipped directly to the hardware manufacturer where completed products are packaged, and delivered to the Company, ready to ship. All products are distributed from Switzerland, either directly to large customers or to the Company's subsidiaries for further distribution to smaller customers.

Competition

      The Company's business is characterized by intense competition, which results in decreasing sales prices and improvements of competing products. The Company expects that competition will continue to be intense and may increase from current or future competitors. In sales of telemanagement (call accounting) products, the Company competes primarily with Mer Telemanagement, Inc. (Israel), Mind Systems Ltd. (Israel), Ring Master Pty. Ltd. (Ireland), Soffing B.V. (Luxembourg), Moscom Corporation (USA) and Telco Research., Inc. (USA), as well as numerous smaller regional competitors. In sales of computer telephony products, the Company's main competitors are CTI Vision Ltd. (United Kingdom), CTI Data Solutions, Inc. (USA), Callware Technologies, Inc. (USA), Access Networking GmbH (Austria), Integro Advanced Computer Systems (USA), Derlinda, Inc. (USA), Phonetastic Corporation (USA) and Dr. Neuhaus (Germany).

      The Company believes that the principal competitive factors in its markets include spectrum of products offered, level of technology incorporated in products, speed of development and implementation of new products, relationships with OEM and other large customers, price, quality and functionality of products and degree of physical presence in target market geographic regions. The Company believes that it competes favorably on the basis of the foregoing factors. The Company believes that its ability to compete also depends in part on a number of competitive factors outside of its control, including the development by others of competitive products and technologies and the price at which others offer comparable products.

      Many of the Company's current and potential competitors have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and larger customer bases, than the Company. Unlike the Company which has no patent protection, certain of the Company's competitors may have patents or intellectual property rights which provide them with an advantage. These competitors may be able to respond more effectively to new or emerging technologies and changes in customer requirements. There can be no assurance that one or more of the Company's customers or suppliers will not develop competitive technology internally, thereby eliminating either the need to obtain products from the Company or the willingness to provide products to the Company. The Company expects to continue to experience increased competition and significant price deterioration, which could result in decreased gross profit margin, loss of market share and lack of acceptance of the Company's products. In the event of significant price competition in the market for the Company's products, the Company believes that it must successfully develop and introduce on a timely basis new products or products that incorporate new features that can be sold at gross margins comparable to those on existing products. To the extent that such new products are not developed in a timely manner, do no achieve customer acceptance or do not generate comparable gross margins, the Company's profitability may decline. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company s business, financial condition and results of operations.

Intellectual Property

      The Company's success is dependent upon proprietary technology. The Company owns no patents and relies primarily on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other contractual provisions to protect its proprietary rights. There can be no assurance that others will not independently develop similar products or duplicate the Company's products. As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, consultants and other third-party providers who serve the Company in any technical capacity or who have access to confidential information of the Company. In addition, the Company limits access to and distribution of its software, documentation and other proprietary information. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy may become a problem. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries in which the Company currently sells products or in countries the Company may target its sales efforts. Accordingly, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

Personnel


      As of December 31, 1997 the Company had a total of 47 permanent and temporary employees of whom 21 were in research and development, 3 were in logistics, 10 were in sales, 6 were in administration and 7 were in technical support. Of the total number of employees, 27 were in Switzerland, 3 were in Austria, 4 were in Germany, 4 were in China and 9 were in Russia. None of the Company's European employees are represented by a labor union or subject to collective bargaining agreements. In certain foreign countries such as China the Company is subject to laws regarding employee rights which include requirements similar to collective bargaining agreements. The Company believes that there its employee relations are good.


      The Company's success depends to a significant degree on the continued contributions of the Company's management and other key employees in the design, development, marketing and sales areas. The loss of any such personnel could have a material adverse effect on the Company's business, its financial condition and results of operations. Certain of the Company's senior management and other key personnel have recently joined the Company. The Company's success will depend in part on the successful assimilation of these and other new employees. Assimilation and retention of personnel may to some degree be negatively affected because the Company's management and other key personnel are dispersed throughout various locations world wide, which requires the Company to coordinate organizations separated by geographical location and time zone and to integrate personnel with disparate business backgrounds, cultures and languages. In addition, the Company believes that the future success will depend on its ability to attract and retain highly skilled managerial, engineering, operations, marketing and sales personnel.

Facilities
      The Company's operational headquarters comprise approximately 8,000 square feet of space located in St. Gallen, Switzerland. The space is leased from MDE. See "Certain Transactions." The annual rent is 145,352 Swiss francs (approximately $100,000). The lease is for an indefinite period of time and can be terminated by either party with six months' notice prior to the end of each calendar quarter. The site houses the Company's corporate management, corporate and Swiss administrations and accounting, European logistics, technical support and research and development departments.

      In addition to its operational headquarters in Switzerland, the Company also maintains sales and support offices in Germany and Austria, as well as software development centers in Austria, Russia and China.

      The premises in China and Russia are both subleased from MDE. The leases have an indefinite term and may be terminated upon three months notice. The annual rent for the China and Russia premises is $9,000 and $55,000, respectively. The lease agreements for the premises in Germany and Austria expire on December 31, 2000 and July 31, 1998, respectively, and provide for an annual rent of approximately $16,900 and $20,300, respectively. The Company has also entered into a lease agreement for office space in New York. The lease expires in September 1999 and provides for an annual rent of $19,200. Effective January 1, 1998, the Company has rented additional space in Austria. The lease expires in December 2000 and provides for an annual rent of approximately $20,500.

Litigation

      The Company is not a party to any legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers of the Company

      The Company's directors and executive officers are as follows:

                Name      Age    Position with the Company
                ----      ---    -------------------------
August Steiner(1)(2)       56    Chairman of the Board of Directors
Roland Steiner             31    President, Chief Executive Officer and Director
Ramon Inauen               33    Chief Operating Officer and Director
Claudia Sutter             31    Chief Financial Officer, Treasurer and Director
Klaus Brenner(2)           41    Director
Gian Franco Cocilovo(2)    58    Director

----------
(1) May be considered a founder of the Company as that term is defined under the Securities Act of 1933.
(2) Member of the Audit Committee.

      August Steiner has served as Chairman of the Board of Directors ComTelco since inception. Since December 1992, he has also been Chairman and majority stockholder of MDE, a Swiss corporation founded by Mr. August Steiner in 1990 and engaged in the sale of medical equipment. Prior to founding MDE, Mr. August Steiner worked for Varian International, Inc. as Area Sales Manager from 1982 to 1990. From 1990 to 1992, Mr. August Steiner was self employed in the medical equipment business.

      Roland Steiner has served as Chief Executive Officer, President and a director of ComTelco since inception. From July 1993 through January 1997, Mr. Roland Steiner served as Vice President of MDE. From December 1992 through July 1993, he served as Managing Director of MDE. From March 1990 through November 1992, he was Manager of the telecommunications division of Telepax AG ("Telepax"), a Swiss telecommunications corporation.

      Ramon Inauen has served as Chief Operating Officer and a director of ComTelco since inception. From July 1992 through January 1997, Mr. Inauen served as Sales Manager of MDE. From December 1991 through July 1992, he was employed by Telepax as Sales Manager.

      Claudia Sutter has served as Chief Financial Officer and a director of ComTelco since inception. From September 1996 through December 1996, she studied United States accounting in Boston, Massachusetts. From May 1994 through August 1996, she served as Controller of L.N. Asset Management AG, a Swiss investment company. From January 1987 through April 1994, she worked as an accountant for ATAG Ernst & Young.

      Klaus Brenner has served as a director of ComTelco since October 1, 1997. Since 1996, Klaus Brenner has served as Chief Executive Officer of Brenner Industrieholz-Spaene GmbH, Brenner Internationale Holz- und Spaenehandelsgesellschaft and of Brenner Holding GmbH. From 1986 to 1996 Mr. Brenner has served as the Chief Executive Officer of Brenner Bois Sprl., the Belgian subsidiary of Brenner Holding GmbH. These companies are engaged in the lumber business.

      Gian Franco Cocilovo has served as a director of ComTelco since October 1, 1997. Since January 1997, Mr. Cocilovo has served as the President of EPS d.o.o., an Italian corporation engaged in contracting for large building projects. From 1989 to 1996 Mr. Cocilovo was Commercial Director of Inso in Florence, a subsidiary of ENI which was sold to General Electric in 1993.

      All directors hold their office until the next annual meeting of stockholders of the Company and until their successors are elected and qualified.

      All officers of the Company serve at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company except that Mr. August Steiner is the father of Mr. Roland Steiner.

Committees

      The Board of Directors has one committee, an Audit Committee. The Audit Committee has authority to annually recommend to the Board of Directors the engagement of the Company's independent accountants and to review the independence of the accounting firm, the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal control procedures.

Director Compensation

      Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for their out-of-pocket expenses incurred in attending Board of Directors and Committee meetings.

Directors' Limitation of Liability and Indemnification

      As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation includes provisions which (a) eliminate the personal liability of directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit), and (b) indemnify the directors and officers to the fullest extent permitted by the DGCL, including under circumstances under which indemnification is otherwise discretionary. The Company's obligation to indemnify each of its directors and officers applies with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification. The Certificate of Incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as amended or supplemented.

      The Company believes that the limitation of liability and indemnification provisions in its Certificate of Incorporation will enhance the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee of the Company to which the indemnification provisions would apply, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Executive Compensation

      During the last three fiscal years the Company did not pay or accrue any compensation to Mr. Roland Steiner, the Company's Chief Executive Officer and President, and no executive officer was paid or accrued compensation in excess of $100,000 in any of such years. As of March 1, 1997, Mr. Roland Steiner, the Company's President and Chief Executive Officer, is to be compensated at the rate of $100,000 per annum. No stock options have been granted by the Company.

Employment Agreements

      Effective March 1, 1997, the Company entered into employment agreements with each of Mr. Roland Steiner, Ms. Claudia Sutter and Mr. Ramon Inauen, under which such individuals are employed as Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, respectively. Each agreement may be terminated by either the Company or the executive with or without cause, upon three months' notice in the case of Messrs. Steiner and Inauen and six months' notice in the case of Ms. Sutter. Otherwise, each agreement will expire when the executive reaches the age of 65. The agreements provide for annual salaries of $100,000 for Mr. Steiner, $95,000 for Ms. Sutter and $90,000 for Mr. Inauen. Bonuses and incentives are not part of the agreements and may be awarded at the discretion of the Company. Each executive is entitled to four weeks' paid vacation, reimbursement for medical aid from and after the second year of employment, pension fund and social security contributions in accordance with the Swiss law and reimbursement for business-related travel and other expenses. Messrs. Steiner and Inauen are each entitled to a car when needed for business purposes. Mr. Steiner has agreed to devote 40 hour per week and the majority of his time to the business of the Company. Mr. Inauen and Ms. Sutter have each agreed to devote 40 hours per week and all of their time to the Company. None of the agreements contains restrictive covenants which extend beyond the term of the agreements.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of the date of this Prospectus, certain information regarding the beneficial ownership of the Company's outstanding Common Stock by (i) each of the Company's directors, (ii) each of the executive officers named in the table under "Management--Executive Compensation," (iii) all directors and executive officers of the Company as a group, and (iv) each other person known by the Company to beneficially own more than five percent of the outstanding Common Stock.

                                                                   Percentage of
                                            Number of Shares        Outstanding
Name of Beneficial Owner (1)             Beneficially Owned(2)     Common Stock
-------------------------------------- ------------------------- ---------------

August Steiner                                 2,500,000               55.6%
Interfinance Inv. Co. Ltd. (3)                 1,577,166               35.0%
Roland Steiner                                     --                    --
Ramon Inauen                                       --                    --
Claudia Sutter                                     --                    --
Klaus Brenner                                      --                    --
Gian Franco Cocilovo                               --                    --
All directors and executive officers
  as a group                                   2,500,000               55.6%

----------
(1) Unless otherwise indicated, the address of each beneficial owner is: c/o ComTelco International, Inc., Hechtackerstrasse 41, CH-9014 St. Gallen, Switzerland.
(2) Percentage of ownership is based on 4,500,000 shares of Common Stock outstanding as of the date of this Prospectus.

(3) The address of Interfinance is Steinhaldenring 8, CH-8954 Geroldswil, Switzerland. Mr. Ueli Ernst controls, and is the managing director of, Interfinance. As such, he may be deemed to beneficially own shares held by Interfinance. Mr. Ernst disclaims beneficial ownership to the extent such shares exceed his proportionate interest therein.

                              CERTAIN TRANSACTIONS

      ComTelco and its Subsidiaries were founded by Mr. August Steiner, the Company's Chairman of the Board of Directors and majority stockholder. In September 1994 and November 1995, Mr. August Steiner founded ComTelco Germany and ComTelco Austria, respectively, to provide marketing and other services for MDE AG ("MDE"), a Swiss corporation primarily engaged in the sale of medical equipment. Mr. August Steiner owns the majority of the stock of MDE, and Messrs. Roland Steiner, the Company's Chief Executive Officer and President, and Ramon Inauen, the Company's Chief Operating Officer, own minority interests in MDE. In December 1996, Mr. August Steiner purchased from MDE assets primarily consisting of software and hardware development. The purchase price for the assets was approximately $5,200,000, which amount represented MDE's cost of acquiring and/or developing the assets. In February 1997, Mr. August Steiner founded ComTelco Vertriebs and ComTelco Research and contributed to such companies substantially all of the assets purchased from MDE, which assets presently comprise substantially all of the Company's software and hardware development assets. In addition, approximately $95,000 in legal and administrative costs relating to the organization of ComTelco Vertriebs and ComTelco Research was funded by Mr. August Steiner and contributed as capital to the two companies. ComTelco was founded in Delaware on February 27, 1997. As of February 28, 1997, the Subsidiaries became wholly-owned subsidiaries of ComTelco in a transaction pursuant to which Mr. August Steiner purchased 2,500,000 shares of Common Stock from ComTelco in exchange for all of the outstanding equity interests in each of the four Subsidiaries.


      As of February 28, 1997, ComTelco issued 2,000,000 shares of Common Stock to Interfinance in consideration of $4,000,000, the par value of which shares ($20) was paid in cash and the balance of which was paid by delivery of the Interfinance Note. The Interfinance Note bears interest at 5.8% per annum and is secured by a pledge to ComTelco of the shares of Common Stock issued to Interfinance. Under the terms of the pledge agreement, the shares are subject to release of the Company's security interest ratably upon partial repayment of the Interfinance Note. As of November 30, 1997, Interfinance has repaid $1,505,000 of the principal amount of the Interfinance Note from funds received from purchasers of a portion of its shares. As a condition to the sale of the shares to Interfinance, the Company entered into a Registration Rights Agreement, dated as of February 28, 1997, pursuant to which the Company agreed to register such shares for resale under the Securities Act. See "Selling Stockholders and Plan of Distribution" and "Description of Securities -- Registration Rights."

      The Company and its two Swiss subsidiaries, ComTelco Research and ComTelco Vertriebs, have leased from MDE office and storage space in Switzerland, China and Russia, see "Business -- Facilities". MDE is a Swiss corporation primarily engaged in the sale of medical equipment. Mr. August Steiner owns the majority of the stock of MDE, and Messrs. Roland Steiner, the Company's Chief Executive Officer and President, and Ramon Inauen, the Company's Chief Operating Officer, own minority interests in MDE. To secure these leases, the Company pledged bank accounts totaling 200,000 Swiss Francs ($141,093 at November 30, 1997) to MDE on February 28, 1997. The pledge agreement does not restrict the Company from withdrawing or using any available cash funds.


      For a discussion of certain management compensation, including employment agreements entered into with Messrs. Roland Steiner and Ramon Inauen and Ms. Claudia Sutter, see "Management."

      During the fiscal year ended February 28, 1997, the Company purchased the majority of its inventory from MDE in the total amount of $83,969. See "Business-Manufacturing."

      During the fiscal year ended February 28, 1997, the Company received a total of $43,269 from MDE in connection with software development activities performed by ComTelco Austria for and at the request of MDE. Prices charged by the Company were consistent with prices which the Company would have charged an unrelated third party.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

      The Shares offered by this Prospectus may be sold by the Selling Stockholders, or by their transferees, pledgees, donees or other successors in interest. The Selling Stockholders have advised the Company that sales of the Shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both(which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commission received by them and any profit on the resale of the Shares and/or as principals might be deemed to be underwriting discounts and commissions under the Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Act. The Company will not receive any proceeds from sales of the

Shares by the Selling Stockholders. Sales of the Shares by the Selling Stockholders, or even the potential of such sales, could have an adverse effect on the market price of the Common Stock.


      There can be no assurance that Selling Stockholders will be able to sell some or all of the Shares listed for sale herein. There is no established public trading market for the Common Stock as of the date of this Prospectus.


      Certain expenses of this registration will be borne by the Company. The Company will not receive any of the proceeds from the sale of the Shares. There are no material relationships between any of the Selling Stockholders and the Company. Beneficial ownership of the Shares by each Selling Stockholder after the sale will depend on the number of Shares sold by each Selling Stockholder. The Shares offered by the Selling Stockholders are not being underwritten. The Shares are being included in the Registration Statement of which this Prospectus forms a part pursuant to certain registration rights granted to the holders. See "Description of Securities--Registration Rights."

      The following table sets forth certain information with respect to the Selling Stockholders for whom the Company is registering the Shares for resale to the public. The Company has been informed that all of the Selling Shareholders reside outside of the United States of America.

                                Beneficial Ownership       Amount       Number of shares to be beneficially
Selling Stockholder               Prior to Offering      to be Sold        Owned if Full Amount is Sold
-------------------               -----------------      ----------        ----------------------------
                               Amount       Percent
Interfinance Inv. Co. Ltd.       1,577,166       35.0        1,577,166                  0
Ulisse Albertalli                    3,000        *              3,000                  0
Adv. Aldo Ferrini                    2,500        *              2,500                  0
Key Consult S.A.                    30,000        *             30,000                  0
Banque Julius Baer SA               20,000        *             20,000                  0
BHF-Bank (Schweiz) AG               30,000        *             30,000                  0
Euromateco Establishment            10,000        *             10,000                  0
Hanspeter Iselin                     5,000        *              5,000                  0
Rene Jourdan                        12,000        *             12,000                  0
Romofin AG                          20,000        *             20,000                  0
Triaxis Trust AG                    70,000       1.6            70,000                  0
Silvano Parrini                      5,000        *              5,000                  0
Roswitha Diem                       10,000        *             10,000                  0
E.M. Legarda-Burbano                   500        *                500                  0
Hans U. Muhmenthaler                 2,000        *              2,000                  0
Hubert Raub                          1,000        *              1,000                  0
Rolan Trifoglio                      1,000        *              1,000                  0
Value Mgmt & Research GmbH          30,000        *             30,000                  0
Hedi Zuellig                           965        *                965                  0
Wolfgang Mueller                     1,100        *              1,100                  0
Bank Julius Bar & Co. AG            80,000       1.8            80,000                  0
Peter Furter                         2,069        *              2,069                  0
BDL Banca Di Lugano                 10,000        *             10,000                  0
COOP Bank                            1,100        *              1,100                  0

                                Beneficial Ownership       Amount       Number of shares to be beneficially
Selling Stockholder               Prior to Offering      to be Sold        Owned if Full Amount is Sold
-------------------               -----------------      ----------        ----------------------------
                               Amount       Percent
Maria Rese                        1,000            *          1,000                     0
Guyerzeller Bank AG              50,000           1.1        50,000                     0
Gerhard Rese                      6,000            *          6,000                     0
Banque Paribas SA                 5,000            *          5,000                     0
Microsbank Zurich                 7,200            *          7,200                     0
Alpha Securities                  4,400            *          4,400                     0
GSL Galli, Schneider
  & Lehner AG                     2,000            *          2,000                     0
James Ladner                      7,000            *          7,000                     0
Jon Kneist                        1,000            *          1,000                     0


----------

* Denotes less than one percent.

                            DESCRIPTION OF SECURITIES

      The following summary description of the securities of the Company is qualified in its entirety by reference to the Company's Certificate of Incorporation which has been filed as an exhibit to the Registration Statement on Form SB-2 of which this Prospectus forms a part.

Common Stock

      The Company is authorized to issue up to 30,000,000 shares of Common Stock, par value $.00001 per share, of which 4,500,000 shares are outstanding as of the date hereof. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the preceding rights of any series of preferred stock which may from time to time be outstanding, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on any preferred stock. See "Risk Factors--No Dividends" and "Dividend Policy." Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully paid in, and nonassessable.

Preferred Stock

      The Company is authorized to issue up to 2,000,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding as of the date hereof. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of the Company. See "Risk Factors--Anti-Takeover Effects of Certain Provisions of Certificate of Incorporation and Delaware Law."

Registration Rights

      Pursuant to an agreement entered into with Interfinance as of February 28, 1997, the Company agreed to file a registration statement under the Securities Act covering the resale of the 2,000,000 Shares being offered hereby. The Company committed to file the registration statement within 180 days of the date of the agreement. Subject to certain exceptions, the Company agreed to pay all costs and expenses of the registration. The Company also agreed to indemnify the holders against certain liabilities in connection with such registration. The Company has not granted any other registration rights.

Transfer Agent and Registrar

      The Company has appointed American Stock Transfer & Trust Company as transfer agent and registrar for the Common Stock.

Delaware Anti-Takeover Law

      The Company is subject to Section 203 of the DGCL ("Section 203") which, subject to certain exceptions and limitations, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding under the DGCL, those shares owned (x) by persons who are directors and also officers, and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, are excluded from the calculation); or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      For purposes of Section 203, "a business combination" includes (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                         SHARES ELIGIBLE FOR FUTURE SALE

      On the date of this Prospectus, the Company has outstanding 4,500,000 shares of Common Stock. Of such shares, all of the 2,000,000 Shares being offered hereby are freely tradeable without restriction as long as a current registration statement covering such shares is in effect under the Securities Act except for any shares purchased by any person who is or thereby becomes an affiliate of the Company, which shares will be subject to the resale limitations contained in Rule 144 promulgated under the Securities Act.

      All of the 2,500,000 currently outstanding shares of Common Stock not being registered hereby are restricted securities within the meaning of Rule 144 and, if held for at least one year, will be eligible for sale in the public market in reliance upon and subject to the limitations of Rule 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an affiliate of the Company as that term is defined under the Securities Act, is entitled to sell, within any three month period, a number of shares beneficially owned for at least one year that does not exceed the greater of (i) one percent of the number of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Furthermore, a person who is not deemed to have been an affiliate of the Company during the ninety days preceding a sale by such person and who has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume, manner of sale or notice requirements. All 2,500,000 shares of restricted Common Stock not being registered hereby are held by an affiliate of the Company, and will become eligible for sale under Rule 144 commencing February 28, 1998.

      Prior to the date of this Prospectus, there has been no public market for the Company's securities. Following the date of this Prospectus, the Company cannot predict the effect, if any, that market sales of the Common Stock, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by the existing stockholders of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices for the Company's securities.

                                  LEGAL MATTERS

            The validity of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company and the Selling Stockholders by Rubin Baum Levin Constant & Friedman, New York, New York.

                                     EXPERTS

      The consolidated financial statements of the Company as of February 28, 1997 and February 29, 1996, respectively, and for the years thus ended have been included herein and in the Registration Statement of which this Prospectus forms a part in reliance on the report of Merdinger, Fruchter, Rosen & Corso, P.C., independent certified public accountants, appearing elsewhere herein, given on the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington D.C. 20549, a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission and copies of all or any part thereof may be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

      Subsequent to this Offering, the Company will be a reporting company under the Exchange Act. The Company intends to distribute to its stockholders annual reports containing audited financial statements with a report therein by independent public accountants after the end of each fiscal year. In addition, if the Company is required to prepare such reports, the Company will make available to its stockholders, upon request, quarterly reports for the first free quarters of each fiscal year containing unaudited financial statements and other information after the end of each fiscal quarter, upon written request to the Secretary of the Company or otherwise as required by law.

                          COMTELCO INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS

                                      INDEX

INDEPENDENT AUDITORS' REPORT                                                 F-2


CONSOLIDATED BALANCE SHEETS                                                  F-3


CONSOLIDATED STATEMENTS OF OPERATIONS                                        F-4


CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY                               F-5


CONSOLIDATED STATEMENTS OF CASH FLOWS                                        F-6


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                            F-7 - F-11

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS
COMTELCO INTERNATIONAL, INC. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheet of COMTELCO INTERNATIONAL, INC. AND SUBSIDIARIES as of February 28, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended February 28, 1997 and February 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of COMTELCO INTERNATIONAL, INC. AND SUBSIDIARIES as of February 28, 1997, and the results of its operations and its cash flows for the years ended February 28, 1997 and February 29, 1996 in conformity with generally accepted accounting principles.

                      /s/ Merdinger, Fruchter, Rosen & Corso, P.C.

                      MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                      Certified Public Accountants


New York, New York
March 1, 1997, except for
Note 28, as to which the date
is January 22, 1998, and
for Note 12 as to which
the date is December 14, 1997

                          COMTELCO INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                              November 30, 1997   February 28,
                                                                 (Unaudited)          1997
                                                                 -----------      -----------
          ASSETS
CURRENT ASSETS
   Cash and Cash Equivalents                                     $   747,427      $   188,256
   Accounts Receivable, net                                          408,390           51,127
   Inventory                                                          82,050          128,267
   Receipts on Common Stock Subscribed                                    --        1,455,020
   Prepaid Expenses and Other Current Assets                         136,487            7,616
   Receivable from Related Parties                                   304,601               --
                                                                 -----------      -----------
      Total Current Assets                                         1,678,955        1,830,286
                                                                 -----------      -----------
PROPERTY AND EQUIPMENT, net of accumulated
 depreciation of $30,678 and $10,332 at
 November 30, 1997 and February 28, 1997, respectively               175,642          114,932
                                                                 -----------      -----------
OTHER ASSETS
   Software Development Costs, at cost, net
    of accumulated amortization at November 30, 1997 and
    February 28, 1997 of $610,803 and $-0-, respectively           4,441,165        4,655,891
   Organization Expense, at cost, net of accumulated
    amortization at November 30, 1997 and February 28, 1997 of
    $14,814 and $-0-, respectively                                    83,952           95,004
   Deposits                                                           20,472            4,074
                                                                 -----------      -----------
      Total Other Assets                                           4,545,589        4,754,969
                                                                 -----------      -----------

      TOTAL ASSETS                                               $ 6,400,186      $ 6,700,187
                                                                 ===========      ===========
          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Bank Overdrafts                                               $     6,193      $        --
   Accounts Payable and Accrued Expenses                             960,525           62,192
   Accounts Payable - Related Parties                                     --           16,136
                                                                 -----------      -----------
      Total Liabilities                                              966,718           78,328
                                                                 -----------      -----------

Commitments and Contingencies                                             --               --

STOCKHOLDERS' EQUITY
   Preferred Stock, $.01 par value; 2,000,000 shares
   authorized, no shares outstanding                                      --               --
   Common Stock, $.00001 par value; 30,000,000
    shares authorized; 4,500,000 shares issued and
    outstanding                                                           45               45
   Additional Paid-In Capital                                      9,454,733        9,454,733
   Subscription Receivable                                        (2,494,980)      (2,544,980)
   Accumulated Deficit                                            (1,721,923)        (281,259)
   Cumulative Foreign Currency Translation Adjustment                195,593           (6,680)
                                                                 -----------      -----------
      Total Stockholders' Equity                                   5,433,463        6,621,859
                                                                 -----------      -----------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 6,400,186      $ 6,700,187
                                                                 ===========      ===========


The accompanying notes are an integral part of the consolidated financial statements.

                          COMTELCO INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                              For The Nine Months Ended                  For The Year Ended
                                              -------------------------                  -------------------
                                        November 30, 1997   November 30, 1996      February 28,        February 29,
                                           (Unaudited)         (Unaudited)            1997                 1996
                                           -----------         -----------         -----------         -----------
NET SALES                                  $ 1,304,584         $   265,012         $   292,131         $        --

COST OF GOODS SOLD                             982,108              84,307              88,428                  --
                                           -----------         -----------         -----------         -----------

GROSS PROFIT                                   322,476             180,705             203,703                  --
                                           -----------         -----------         -----------         -----------

Research and Development Expense               386,688                  --              57,574                  --
Marketing and Selling Expense                  458,493                  --                  --                  --
Depreciation and Amortization                   46,978               6,138               7,685               2,922
General and Administrative Expense             985,830             314,394             348,923              57,096
                                           -----------         -----------         -----------         -----------
                                             1,877,989             320,532             414,182              60,018
                                           -----------         -----------         -----------         -----------

Loss From Operations                        (1,555,513)           (139,827)           (210,479)            (60,018)
                                           -----------         -----------         -----------         -----------

Other Income (Expense)
    Interest Income                            148,944                 149                 149                   9
    Interest Expense                            (8,616)               (145)             (1,121)                (13)
    Other Income (Expense)                     (25,479)                649                 684               1,228
                                           -----------         -----------         -----------         -----------

Total Other Income (Expenses)                  114,849                 653                (288)              1,224
                                           -----------         -----------         -----------         -----------

Net Loss                                   $(1,440,664)        $  (139,174)        $  (210,767)        $   (58,794)
                                           ===========         ===========         ===========         ===========

Loss Per Share                             $      (.52)        $      (.06)        $      (.08)        $      (.02)
                                           ===========         ===========         ===========         ===========

Weighted Average Shares Outstanding          2,749,164           2,500,000           2,500,000           2,500,000


The accompanying notes are an integral part of the consolidated financial statements.

                          COMTELCO INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                                Additional                                 Foreign          Total
                                             Common Stock        Paid-In     Subscription  Accumulated     Currency    Stockholders'
                                          Shares     Amount      Capital      Receivable     Deficit      Adjustment       Equity
                                        ---------   --------   -----------   -----------   -----------   -----------    -----------
Balance at March 1, 1995                       --   $ 29,249   $        --   $        --   $   (11,698)  $     1,964    $    19,515

Issuance of Common Stock
 for Cash                                      --     25,025            --            --            --            --         25,025

Net Loss - For the Year Ended
 February 28, 1996                             --         --            --            --       (58,794)           --        (58,794)

Foreign Currency Translation Adjustment        --         --            --            --            --          (908)          (908)
                                        ---------   --------   -----------   -----------   -----------   -----------    -----------

Balance at February 28, 1996                   --     54,274            --            --       (70,492)        1,056        (15,162)

Issuance of Common Stock for Cash              --    382,584            --            --            --            --        382,584

Issuance of Common Stock for Assets     2,500,000         25     5,017,895            --            --            --      5,017,920

Issuance of Common Stock for
 Note Receivable                        2,000,000         20     3,999,980            --            --            --      4,000,000

Adjustment to Par Value                        --   (436,858)      436,858            --            --            --             --

Adjustment for Subscription
 Receivable                                    --         --            --    (4,000,000)           --            --     (4,000,000)

Adjustment to Reflect Subsequent
 Collection of Subscription
 Receivable                                    --         --            --     1,455,020            --            --      1,455,020

Net Loss - For the Year Ended
 February 28, 1997                             --         --            --            --      (210,767)           --       (210,767)

Foreign Currency Translation Adjustment        --         --            --            --            --        (7,736)        (7,736)
                                        ---------   --------   -----------   -----------   -----------   -----------    -----------

Balance at February 28, 1997            4,500,000         45     9,454,733    (2,544,980)     (281,259)       (6,680)     6,621,859

Collection of Subscription Receivable          --         --            --        50,000            --            --         50,000

Net Loss - For the Nine Months
 Ended November 30, 1997 (Unaudited)           --         --            --            --    (1,440,664)           --     (1,440,664)

Foreign Currency Translation
 Adjustment (Unaudited)                        --         --            --            --            --       202,273        202,273
                                        ---------   --------   -----------   -----------   -----------   -----------    -----------

Balance at November 30, 1997
 (Unaudited)                            4,500,000   $     45   $ 9,454,733   $(2,494,980)  $(1,721,923)  $   195,593    $ 5,433,463
                                        =========   ========   ===========   ===========   ===========   ===========    ===========


The accompanying notes are an integral part of the consolidated financial statements.

                          COMTELCO INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                               For The Six Months Ended               For The Year Ended
                                                               ------------------------               ------------------
                                                          November 30, 1997  November 30, 1996   February 28,      February 29,
                                                             (Unaudited)       (Unaudited)           1997              1996
                                                            -----------         ---------         ---------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Loss                                                $(1,440,664)        $(139,174)        $(210,767)        $ (58,794)
    Adjustments to Reconcile Net Loss to
     Net Cash Provided (Used) By Operating Activities:
       Depreciation and Amortization                            641,058             6,138             7,685             2,922
       Write off of Acquired Assets                                  --                --            57,574                --
Changes in Certain Assets and Liabilities:
    Increase in Accounts Receivable                            (353,486)         (123,854)          (51,127)               --
    (Increase) Decrease in Subscription Receivable                   --           (24,088)               --            32,268
    (Increase) Decrease in Inventory                             48,099           (16,000)          (10,338)               --
    (Increase) Decrease in Prepaid Expenses and
     Other Current Assets                                      (125,262)            5,393             3,752           (10,515)
    Increase (Decrease) in Accounts Payable and
     Accrued Expense                                            880,424           147,104            (6,576)           66,697
     Increase in Accounts Payable - Related Parties            (306,797)           80,308                --                --
                                                            -----------         ---------         ---------         ---------
TOTAL CASH PROVIDED (USED) BY
     OPERATING ACTIVITIES                                      (656,628)          (64,173)         (209,797)           32,578
                                                            -----------         ---------         ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of Property and Equipment                         (279,320)           (9,905)           (7,408)          (28,278)
                                                            -----------         ---------         ---------         ---------
NET CASH USED BY INVESTING ACTIVITIES                          (279,320)           (9,905)           (7,408)          (28,278)
                                                            -----------         ---------         ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES
    Bank Overdrafts and Loans                                     6,088               484                --                --
    Collection of Subscription Receivable                     1,505,000                --                --                --
    Sale of Common Stock                                             --           101,958           382,584            25,025
                                                            -----------         ---------         ---------         ---------
NET CASH PROVIDED BY FINANCING
 ACTIVITIES                                                   1,511,088           102,442           382,584            25,025
                                                            -----------         ---------         ---------         ---------

EFFECT OF EXCHANGE RATE CHANGES ON
 CASH                                                           (15,969)           (7,255)           (5,653)             (795)
                                                            -----------         ---------         ---------         ---------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                               559,171            21,109           159,726            28,530

CASH AND CASH EQUIVALENTS - BEGINNING                           188,256            28,530            28,530                --
                                                            -----------         ---------         ---------         ---------

CASH AND CASH EQUIVALENTS - ENDING                          $   747,427         $  49,639         $ 188,256         $  28,530
                                                            ===========         =========         =========         =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash Paid for Interest                                  $     8,616         $     145         $   1,121         $      --
                                                            ===========         =========         =========         =========
    Cash Paid for Income Taxes                              $        --         $      --         $      --         $      --
                                                            ===========         =========         =========         =========

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCIAL ACTIVITIES:
    For the year ended February 28, 1997, a stockholder contributed the following assets as Additional Paid-In Capital:
    Inventory                                               $   117,928
    Property and Equipment                                       91,547
    Software or Hardware Development Costs                    4,713,465
    Organization Costs                                           94,980
                                                            -----------
                                                            $ 5,017,920
                                                            ===========


2,000,000 shares of common stock were issued for $20 cash and a note receivable in the amount of $3,999,980.

The accompanying notes are an integral part of the consolidated financial statements.

                          COMTELCO INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1997

NOTE 1 - NATURE OF OPERATIONS

            The Company is engaged primarily in the development and sale of computer hardware and software products. The operations are based in Switzerland, Germany and Austria.

NOTE  2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a)    Basis of Presentation

            The accompanying consolidated financial statements as of February 28, 1997 and for the year then ended include the accounts of ComTelco International, Inc. ("the Company") and its wholly owned subsidiaries:

            1) ComTelco Vertriebs AG ("ComTelco Vertriebs"), incorporated under the laws of Switzerland on February 7, 1997.

            2) ComTelco Research AG ("ComTelco Research"), incorporated under the laws of Switzerland on February 7, 1997.

            3)    ComTelco (Deutschland) GmbH (formerly MDE ComTelco Vertriebs
                  GmbH) ("ComTelco Germany"), incorporated under the laws of Germany in June, 1993.

            4) ComTelco Softwarevertriebs GmbH (formerly MDE ComTelco Softwareentwicklungs-und Vertriebs-GmbH) ("ComTelco Austria"), incorporated under the laws of Austria on November 24, 1995.

            All significant intercompany accounts and transactions have been eliminated in consolidation.

            The consolidated statements of operations and cash flows for the year ended February 29, 1996 reflect the combined accounts of ComTelco Germany and ComTelco Austria.

      b)    Cash and Cash Equivalents
            The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

      c)    Inventory
            Inventory consisting of finished goods is stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

      d)    Accounts Receivable
            Accounts receivable are realizable at the amounts stated in the accompanying statement of financial position and, therefore, no allowance for doubtful accounts is necessary.

      e)    Property and Equipment
            Property and equipment are stated at cost. Expenditures for maintenance, repairs and renewals are charged to expense, whereas major additions are capitalized. The cost and accumulated depreciation of assets retired, sold or otherwise disposed of are eliminated from the accounts and resulting gains or losses, if any, are reflected through the statement of income.

            Depreciation is computed over the estimated useful asset lives using the straight-line method.

                          COMTELCO INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1997

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      f)    Organization Costs
            Organization costs consist of legal and other administrative costs incurred in relation to the formation of the Company and its subsidiaries. These costs have been capitalized and will be amortized over a period of five years.

      g)    Use of Estimates
            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      h)    Software Development Costs
            Acquired computer software costs have been capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", and are reported at the lower of unamortized cost or net realizable value. Commencing upon initial product release, these costs will be amortized over the estimated life.

      i)    Translation of Foreign Currency
            The Company translates the foreign currency financial statements of its foreign subsidiaries in accordance with the requirements of SFAS No. 52, "Foreign Currency Translation". Assets and liabilities are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency translation gains and losses are included in determining net income. See Note 10.

      j)    Bank Overdraft
            As a result of maintaining a consolidated cash management system, the Company maintains overdraft positions at certain banks. Such overdraft positions are included in current liabilities.

      k)    Loss Per Share
            Loss per share has been calculated based upon the weighted average number of shares outstanding and does not include shares issuable on exercise of outstanding options or warrants, if any, since such inclusion would be anti-dilutive. Weighted average common shares outstanding were 2,500,000 for the periods ending February 29, 1996, November 30, 1996 and February 28, 1997 and 2,749,164 for the period ended November 30, 1997.

            Recognition of Revenue
      l) The Company recognizes revenue upon shipment to its distributors. Generally distributors place their orders when they have orders from end-users. Distributer agreements contain no provision for product return. The agreements provide for replacement of defective units only. Therefore, there is no significant risk of product return.


      m)    Income Taxes
            Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax bases.

      n)    Stock-Based Compensation
            SFAS No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for stock options, if any, is measured as the excess, if any, of the quoted market price of the Company's stock, if any, at the date of the grant over the amount an employee must pay to acquire the stock.

      o)    Long-Lived Assets
            In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", was issued. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to

                          COMTELCO INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1997

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has adopted this statement and determined that no impairment loss need be recognized for applicable assets of continuing operations.

      p)    Impact of Recently Issued Accounting Standards
            In February 1997, the Financial Accounting Standards Board issued a new statement titled "Earnings Per Share" (SFAS No. 128). This statement is effective for both interim and annual periods ending after December 15, 1997 and specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. After the effective date, all prior-period EPS data presented shall be restated to conform with the provisions for SFAS No. 128.

            If the provisions of SFAS No. 128 had been adopted in these financial statements, there would not have been any impact on loss per share.


      q)    Interim Financial Information
            The unaudited financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company's financial position, the results of its operations and cash flows for the periods presented. The results of operations for the nine months ended November 30, 1997 are not necessarily indicative of results for the entire fiscal year ending February 28, 1998.


NOTE 3 - ACQUISITIONS

            As of February 28, 1997, the Company acquired all of the issued and outstanding shares of the four entities named in Note 2. This acquisition was effected through the exchange of the Company's newly issued shares for the subsidiary shares outstanding. The subsidiary shares were all held by one individual, and this individual was in control of the Company immediately before and after the exchange of shares.

            Due to the fact that the exchange of shares occurred among entities under common control, the financial statements reflect the historical financial statements of the entities acquired, similar to a pooling of interests.

            The financial information presented for the year ended February 29, 1996 reflects the combined financial data of ComTelco Germany and ComTelco Austria, which were at that time separate unconsolidated entities.

NOTE 4 - PROPERTY AND EQUIPMENT

            Property and equipment at February 28, 1997 is summarized as follows:

            Automobile                            $  24,419
            Furniture, Fixtures & Equipment         100,845
                                                  ---------
                                                                     125,264
            Less: Accumulated Depreciation          (10,332)
                                                  ---------
                                                                   $ 114,932
                                                                   =========

            Depreciation expense for the year ended February 28, 1997 was $7,685.

NOTE 5 - SOFTWARE AND HARDWARE DEVELOPMENT COSTS

            Software and Hardware development costs have been contributed to a subsidiary of the Company by its stockholder. (See Note 6).


            Amortization of capitalized computer software costs charged to expense for the year ended February 28, 1997 were $0 and for the nine months ended November 30, 1997 were $594,081.

                          COMTELCO INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1997

NOTE 6 - RELATED PARTY TRANSACTIONS

            The Company and its subsidiaries have entered into various transactions with another company, MDE AG, a company controlled by the Company's Chairman of the Board of Directors and its majority stockholder. Certain other executive officers of the Company are minority stockholders of MDE AG.

            The following table summarizes the transactions between the Company and MDE AG during the year ended February 28, 1997 and the related payable balances outstanding at February 28, 1997:

            Purchases                                          $83,969
            Accounts Payable                                    16,136
            Services performed for MDE AG                       43,269


            During the nine months ended November 30, 1997, the Company paid rent totaling $122,811 to MDE AG.


            In addition, the Company has pledged cash totaling $135,686 at February 28, 1997 in favor of MDE AG to secure lease obligations owing to MDE AG. These funds are available for withdrawal by the Company at any time.

            As mentioned in Notes 5, the Company's majority stockholder has contributed computer software and hardware development to the Company. These assets were acquired by the stockholder from MDE AG.

NOTE 7 - SIGNIFICANT CUSTOMERS

            The following summarizes the concentration of sales and accounts receivable for customers with revenue in excess of 10% of total revenue:

                                                 Percentage of February 28, 1997
                        Percentage of Revenue    Accounts Receivable
                        ---------------------    -------------------------------
            Customer A  33%                      2%
            Customer B  26%                      74%


            For the nine month period ended November 30, 1997, one customer accounted for approximately 12% of total revenue for the period.


NOTE 8 - MAJOR SUPPLIERS

            The Company purchases the majority of its inventory from MDE AG, a related party (See Note 6), at MDE AG's cost. MDE AG purchases approximately 63% of its inventory from two vendors.


            No purchases of inventory were made from MDE AG during the nine months ended November 30, 1997. During the nine month period ended November 30, 1997, the Company purchased approximately 28% of its inventory from one supplier. This supplier represented approximately 9% of accounts payable at November 30, 1997.

                          COMTELCO INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1997

NOTE 9 - SUBSCRIPTION RECEIVABLE


            As of February 28, 1997, the Company entered into a stock subscription agreement with Interfinance Inv. Co., Ltd. to sell common stock of the Company as follows:

            The sale of 2,000,000 shares of the Company's common stock in exchange for $20 in cash and a promissory note due on February 28, 1998 in the principal amount of $3,999,980, bearing interest at 5.8% per annum. The note is secured by the 2,000,000 shares of common stock. The shares securing the note will be released ratably as the note is paid down. As of November 30, 1997, $1,505,000 principal amount of this note has been repaid and 752,500 shares have been released.


NOTE 10 - OPERATIONS

            All of the Company's revenues from operations are generated by its wholly owned subsidiaries, located in Switzerland, Germany, and Austria (collectively, "Europe"). Substantially all of the Company's losses from operations occurred in Europe and substantially all of its identifiable assets, with the exception of the Subscription Receivables, are employed in European operations.

            The functional currency of each subsidiary is as follows:

            ComTelco Vertriebs and Comtelco Research         Swiss Franc
            Comtelco Germany                                 Deutsch Mark
            Comtelco Austrian                                Austrian Schilling.

            The functional currency for each subsidiary is the currency of the primary economic environment in which each subsidiary operates.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

            The Company has pledged two cash accounts, totaling $135,686 at February 28, 1997, in favor of MDE AG, a related party (See Note 6). This arrangement does not legally restrict withdrawal or usage of available cash funds.

            The Company has entered into several noncancelable operating lease agreements for office space. The minimum lease payments under these lease agreements for each of the next five years ending February 28 are as follows:

                     1998                      $ 42,593

                     1999                        65,964

                     2000                        48,637

                     2001                        30,088

                     2002                             0

            Rent expense included in the financial statements totaled $26,716 and $4,392 for the years ended February 28, 1997 and February 29, 1996, respectively.


            During the nine month periods ended November 30, 1997 and 1996 rent expense included in the financial statements totaled $157,928 and $24,795, respectively.


NOTE 12 - SUBSEQUENT EVENTS


            Subsequent to February 28, 1997, the Company has received $1,505,000 in principal payments on the subscription receivable note described in Note 9. The Company received $50,000 as a payment toward accrued interest income on the above note on September 9, 1997. The Company believes that all interest income on the Interfinance Note is realizable due to Interfinance's payment of amounts in advance before due date.

            The Company has entered into lease agreements covering eight automobiles for use by Company sales and technical staff. The leases expire in September 1999 and require lease payments aggregating $26,447, $52,893 and $30,854, for the years ending February 28, 1998 and 1999 and February 29, 2000, respectively.

================================================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representations in connection with the Offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there had been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished.

                           ---------------------------

                                TABLE OF CONTENTS
                                                                            Page
Prospectus Summary..........................................................   2
Risk Factors................................................................   6
Use of Proceeds.............................................................  11
Dividend Policy.............................................................  11
Capitalization..............................................................  12
Management's Discussion and Analysis of Financial
      Condition and Results of Operations...................................  12
Business....................................................................  14
Management..................................................................  22
Principal Stockholders......................................................  24
Certain Transactions........................................................  25
Selling Stockholders and Plan of Distribution...............................  25
Description of Securities...................................................  28
Shares Eligible for Future Sale.............................................  29
Legal Matters...............................................................  29
Experts.....................................................................  29
Available Information.......................................................  30
Index to Financial Statements............................................... F-1

                           ---------------------------


      Until _______, 1998 (25 days from the date hereof) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.


================================================================================

================================================================================

                                2,000,000 Shares

                          COMTELCO INTERNATIONAL INC.

                                  Common Stock

                           ---------------------------

                                   PROSPECTUS
                           ---------------------------

                                __________, 1998

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant has broad powers to indemnify its directors, officers and other employees. These sections (i) provide that the statutory indemnification and advancement of expenses provisions of the DGCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the stockholders or directors or an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and (iv) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled.

      The Registrant's By-laws provide that the Registrant shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

      Article Seventh of the Registrant's Certificate of Incorporation provides that to the fullest extent permitted by the DBCL no director of the Registrant shall be held personally liable to the Registrant or its stockholders for monetary damages for any breach of duty in his capacity as a director.

      The Registrant's By-Laws provide that the Registrant will indemnify its directors, officers and employees against judgments, fines, amounts paid in settlement and reasonable expenses to the fullest extent permitted under the DGCL.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

      The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by ComTelco International, Inc. (the "Registrant").


            OTC Bulletin Board application fee .........                $ 10,000
            Printing expenses ..........................                  15,000
            Fees and expenses of counsel ...............                 125,000
            Fees and expenses of accountants ...........                 140,000
            Transfer agent and registrar fees ..........                   5,000
            Blue sky fees and expenses .................                  15,000
            Miscellaneous ..............................                  10,000
                                                                        --------
                 Total .................................                $320,000
                                                                        ========


Item 26. Recent Sales of Unregistered Securities.

      Set forth below is information as to securities of the Registrant sold within the past three years which were not registered under the Securities Act and were issued based upon the exemption from registration provided by Section 4(2) of the Act. All sales were made to "accredited" investors within the meaning of the Act and all investors were afforded access to all corporate information which they desired to know. No underwriters were involved in any of the sales and there were no underwriting discounts or commissions paid.

      As of February 28, 1997, Mr. August Steiner purchased 2,500,000 shares of Common Stock from the Registrant in exchange for all of the outstanding equity interests in each of the Registrant's four Subsidiaries.

      As of February 28, 1997, Interfinance purchased 2,000,000 shares of Common Stock from the Registrant for the consideration of $4,000,000: the par value of the shares of $20 was paid in cash and the balance of $3,999,980 was paid by delivery of a Promissory Note due on February 28, 1998. This Interfinance Note bears interest at 5.8% per annum and is secured by a pledge to ComTelco of the shares of Common Stock issued to Interfinance. Under the terms of the pledge agreement, the shares are subject to release of ComTelco's security interest ratably upon partial repayment of the Interfinance Note.

Item 27. Exhibits

    Exhibit
    Number       Description

      3.1         Certificate of Incorporation of the Registrant.(1)
      3.2         By-Laws of the Registrant.(1)


      4.1         Specimen form of Common Stock certificate.(1)
      5.1 Opinion of Rubin Baum Levin Constant & Friedman regarding legality.(1)


      10.1 Employment Contract between the Registrant and Roland Steiner dated as of February 20, 1997.(1)
      10.2 Employment Contract between the Registrant and Ramon Inauen dated as of February 20, 1997.(1)
      10.3 Employment Contract between the Registrant and Claudia Sutter dated as of February 20, 1997.(1)
      10.4        [Intentionally Omitted]


      10.5 Lease Agreement between MDE and the Registrant dated as of March 3, 1997.(1)
      10.6 Lease Agreement between MDE AG and ComTelco Research dated as of March 3, 1997.(1)
      10.7 Lease Agreement between MDE AG and ComTelco Vertriebs dated as of March 3, 1997.(1)


      10.8        5.8% Promissory Note issued by Interfinance Inv. Co. Ltd. to the Registrant dated as of February 28, 1997.(1)
      10.9        Security and Pledge Agreement between Interfinance Inv. Co.
                  Ltd. and the Registrant dated as of February 28, 1997.(1)
      10.10 Subscription Agreement between Interfinance Inv. Co. Ltd. to the Registrant dated as of February 28, 1997.(1)


      10.11 Registration Rights Agreement between Interfinance Inv. Co. Ltd. and the Registrant dated as of February 28, 1997.(1)


      10.12 Equity Purchase Agreement between Mr. August Steiner and the Registrant dated as of February 28, 1997.(1)
      10.13 Agreement for the Contribution of Assets, Software and Hardware Developments by August Steiner to ComTelco (Research) AG.(1)
      10.14 Agreement for the Contribution of Assets, Software and Hardware Developments by August Steiner to ComTelco (Vertriebs) AG.(1)


      21.1        Subsidiaries of Registrant.(1)
      23.1        Consent of Merdinger, Fruchter, Rosen & Corso, P.C.
      24.1 Power of Attorney (included with the signature page to the registration statement).(1)
      27.1        Financial Data Schedule.

----------
(1)  Previously filed.

Item 28. Undertakings.

      (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (b) The Registrant will:

      (1) File during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

      (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form SB-2 and authorized this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City New York, New York, on January 30, 1998.


                                          COMTELCO INTERNATIONAL, INC.


                                    By: /s/ Roland Steiner
                                        -------------------------------------
                                        Roland Steiner
                                        Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated:


        Signature                      Title                          Date
        ---------                      -----                          ----



     /s/ Roland Steiner        Chief Executive Officer,        January 30, 1998
-----------------------------  President and Director
Roland Steiner                 (Principal Executive Officer)


     /s/ August Steiner        Chairman of the Board of        January 30, 1998
-----------------------------  Directors
August Steiner


     /s/ Ramon Inauen          Chief Operating Officer         January 30, 1998
-----------------------------  and Director
Ramon Inauen


     /s/ Claudia Sutter        Chief Financial Officer,        January 30, 1998
-----------------------------  Treasurer and Director
Claudia Sutter                 (Principal Financial and
                               Accounting Officer)


          *                    Director                        January 30, 1998
-----------------------------
Klaus Brenner


          *                    Director                        January 30, 1998
-----------------------------
Gian Franco Cocilovo



      * By: /s/ Roland Steiner
            --------------------------------
            Roland Steiner, attorney-in-fact

                                 EXHIBIT INDEX

    Exhibit
    Number       Description

      3.1         Certificate of Incorporation of the Registrant.(1)
      3.2         By-Laws of the Registrant.(1)


      4.1         Specimen form of Common Stock certificate.(1)
      5.1 Opinion of Rubin Baum Levin Constant & Friedman regarding legality.(1)


      10.1 Employment Contract between the Registrant and Roland Steiner dated as of February 20, 1997.(1)
      10.2 Employment Contract between the Registrant and Ramon Inauen dated as of February 20, 1997.(1)
      10.3 Employment Contract between the Registrant and Claudia Sutter dated as of February 20, 1997.(1)
      10.4        [Intentionally Omitted]


      10.5 Lease Agreement between MDE and the Registrant dated as of March 3, 1997.(1)
      10.6 Lease Agreement between MDE AG and ComTelco Research dated as of March 3, 1997.(1)
      10.7 Lease Agreement between MDE AG and ComTelco Vertriebs dated as of March 3, 1997.(1)


      10.8        5.8% Promissory Note issued by Interfinance Inv. Co. Ltd. to the Registrant dated as of February 28, 1997.(1)
      10.9        Security and Pledge Agreement between Interfinance Inv. Co.
                  Ltd. and the Registrant dated as of February 28, 1997.(1)
      10.10 Subscription Agreement between Interfinance Inv. Co. Ltd. to the Registrant dated as of February 28, 1997.(1)


      10.11 Registration Rights Agreement between Interfinance Inv. Co. Ltd. and the Registrant dated as of February 28, 1997.(1)


      10.12 Equity Purchase Agreement between Mr. August Steiner and the Registrant dated as of February 28, 1997.(1)
      10.13 Agreement for the Contribution of Assets, Software and Hardware Developments by August Steiner to ComTelco (Research) AG.(1)
      10.14 Agreement for the Contribution of Assets, Software and Hardware Developments by August Steiner to ComTelco (Vertriebs) AG.(1)


      21.1        Subsidiaries of Registrant.(1)
      23.1        Consent of Merdinger, Fruchter, Rosen & Corso, P.C.
      24.1 Power of Attorney (included with the signature page to the registration statement).(1)
      27.1        Financial Data Schedule.

----------
(1)  Previously filed.